CREDIT AGREEMENT

dated as of

March 29, 2022

among

MOBILE INFRA OPERATING PARTNERSHIP, L.P.,

AND CERTAIN OF ITS SUBSIDIARIES

Collectively, as Borrower

and

The Lenders Party Hereto

and

KEYBANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

KEYBANC CAPITAL MARKETS

As Lead Arranger

i

SCHEDULES*:

Schedule 1.01	–	Commitments
Schedule 2.01	–	Real Estate Collateral Documents
Schedule 3.05	–	Pool Property Disclosure
Schedule 3.07	–	Litigation Disclosure
Schedule 3.15	–	Subsidiaries
Schedule 3.19	–	Leases
Schedule 5.13	–	Pool Properties
Schedule SB	–	Subsidiary Borrowers

EXHIBITS*:

Exhibit A	–	Form of Assignment and Acceptance
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Guaranty
Exhibit D	–	Form of Note
Exhibit E	–	Form of Borrowing Request/Interest Rate Election
Exhibit F	–	Joinder Agreement
Exhibit G	–	Form of Borrowing Base Certificate
Exhibit H	–	Form of Mortgage
Exhibit I	–	Form of Assignment of Tax Compliance Certificates
Exhibit J	–	Form of Assignment of Leases and Rents
Exhibit K	–	Form of Environmental Indemnity
Exhibit L	–	Form of Assignment of Contracts

*Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

CREDIT AGREEMENT (“Agreement”) dated as of

March 29, 2022,

among

MOBILE INFRA OPERATING PARTNERSHIP, L.P., a Maryland limited partnership (the

 “Lead Borrower”), AND EACH SUBSIDIARY BORROWER

Individually and collectively, jointly and severally, as Borrower,

the LENDERS party hereto,

KEYBANK, NATIONAL ASSOCIATION, as Administrative Agent,

and

KEYBANC CAPITAL MARKETS,

as Lead Arranger

ARTICLE I

 Definitions

SECTION 1.01 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Daily Simple SOFR” means with respect to a Daily Simple SOFR Loan, the sum of (a) Daily Simple SOFR and (b) the applicable SOFR Index Adjustment; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, then Adjusted Daily Simple SOFR shall be deemed to be the Floor.

“Adjusted EBITDA” means, as of any date of determination and for any period, the sum of (i) EBITDA for the Parent and its Subsidiaries for such period less (ii) the Capital Reserve.

 “Adjusted Term SOFR” means for any Available Tenor and Interest Period with respect to a Term SOFR Loan, the sum of (a) Term SOFR for such Interest Period and (b) the SOFR Index Adjustment; provided that if Adjusted Term SOFR as so determined would be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means KeyBank, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted Term SOFR for a one month tenor in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Adjusted Term SOFR or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Anti-Corruption Laws” means all Legal Requirements of any jurisdiction concerning or relating to bribery or corruption, including without limitation, the Foreign Corrupt Practices Act of 1977.

“Anti-Money Laundering Laws” means all Legal Requirements related to the financing of terrorism or money laundering, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Pool Leverage Ratio” means, a percentage equal to (i) at any time when the Pool Debt Yield is less than ten percent (10.0%), 57.5% and (ii) at any time when the Pool Debt Yield is ten percent (10.0%) or greater, 60.0%.

“Applicable Pool Debt Yield” means, a percentage equal to (i) from the Effective Date until September 30, 2022, seven percent (7.0%), (ii) from October 1, 2022 until March 31, 2023, seven and one-half percent (7.5%), and (ii) at all times from and after April 1, 2023, eight percent (8.0%).

“Applicable Rate” means, a rate per annum equal to:

(1) at any time when the most-recent Compliance Certificate delivered to the Administrative Agent in accordance with SECTION 4.01, SECTION 5.01(c), or SECTION 5.13 evidences a Pool Debt Yield that is less than or equal to ten percent (10%), with respect to (a) SOFR Loans, three percent (3.0%) and (b) with respect to ABR Loans, two percent (2.0%); and

(2) at any time when the most-recent Compliance Certificate delivered to the Administrative Agent in accordance with SECTION 4.01, SECTION 5.01(c) or SECTION 5.13 evidences a Pool Debt Yield that is greater than ten percent (10%), the percentage set forth in the table below determined by reference to the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 5.01(c):

Applicable Rate
Pricing Level	Total Leverage Ratio	SOFR Loan	Base Rate Loan
1	≤45%	1.75%	0.75%
2	>45% but ≤50%	1.90%	0.90%
3	>50% but ≤55%	2.05%	1.05%
4	>55%	2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio or the Pool Debt Yield shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to SECTION 5.01(c) or SECTION 5.13 (including with respect to any addition or removal of any Pool Property); provided, however, that if, after the due date, a Compliance Certificate is not delivered within 24 hours of written notice from Administrative Agent, then the applicable rate set forth in clause (1) shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered pursuant to SECTION 5.01(c) or SECTION 5.13 and in each case shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Effective Date until adjusted as set forth above shall be set at the pricing applicable per clause (1) above.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of SECTION 2.12(g).

“Appraisal” means, a written MAI appraisal from an independent appraiser directly engaged and by the Administrative Agent and experienced in the valuation of parking properties.  Each Appraisal must comply with all Legal Requirements and, unless specifically provided to the contrary in this Agreement, must be in form and substance satisfactory to the Administrative Agent.

“Appraised Value” means, for any parcel of Real Property, the “as-is” value of such Real Property as determined in accordance with a recent Appraisal ordered by the Administrative Agent.

“Approved Fund” has the meaning set forth in Section 9.04(b).

“Approved Lease” has the meaning set forth in Section 6.11(a).

“Arranger” means KeyBanc Capital Markets Inc. or any successors thereto.

“Assets Under Development” means all Real Property, or phases thereof, that is under construction or development as an income-producing parking project in a diligent manner and in accordance with industry standard construction schedules, but for which a certificate of occupancy has not been issued.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assignment of Contracts” means a Collateral Assignment and Security Agreement in Respect of Contracts, Licenses and Permits from the Borrower to Administrative Agent for the benefit of Lenders now or hereafter delivered pursuant to this Agreement to secure the Obligations, which shall be substantially in the form of Exhibit L hereto, as the same may be amended, restated, supplemented, or otherwise modified in accordance with its terms.

“Assignment of Leases and Rents” means an Assignment of Leases and Rents from the Borrower to Administrative Agent for the benefit of the Lenders, now or hereafter delivered pursuant to this Agreement to secure the Obligations, which shall be substantially in the form of Exhibit J hereto, as the same may be amended, restated, supplemented, or otherwise modified in accordance with its terms.

“Availability Event” has the meaning set forth in that certain letter agreement dated as of the date hereof between the Lead Borrower and the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to SECTION 2.21(d).

“Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time, which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

“Benchmark” means, initially, (a) with respect to Daily Simple SOFR Loans, Daily Simple SOFR and (b), with respect to Term SOFR Loans, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)        in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)        in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a)        a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York,  an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)        a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.10 and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association, or such other form as may be reasonably requested by any Lender.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means, individually and collectively, jointly and severally, the Lead Borrower and each Subsidiary Borrower.

“Borrower Materials” has the meaning set forth in Section 9.01.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Base Availability” means, as adjusted from time to time pursuant to the terms hereof, the lesser of (a) a maximum Total Credit Exposure such that the Pool Leverage Ratio would not exceed the Applicable Pool Leverage Ratio at such time; (b) from and after June 30, 2022, a maximum Total Credit Exposure which would provide a Pool Debt Yield of no less than the Applicable Pool Debt Yield at such time; and (c) a maximum Total Credit Exposure which would provide a Pro Forma Pool Debt Yield of no less than ten percent (10%).

“Borrowing Base Certificate” has the meaning set forth in Section 5.01(c) hereof and a form of which is attached hereto as Exhibit G.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Building” means, with respect to each Pool Property or parcel of Real Property, all of the buildings, structures and improvements now or hereafter located thereon.

“Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio or New York, New York are authorized or required by law to close and (ii) with respect to any matters relating to SOFR Loans, a SOFR Business Day.

“Capital Reserve” means, on an annual basis, for any Real Property, an amount equal to $50 per annum per stall at such Real Property.  The Capital Reserve shall be calculated based on the total stalls owned at the end of each fiscal quarter.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, collectively, all shares of capital stock (whether denominated as common or preferred stock), equity interests, partnership, limited liability company, or membership interests, joint venture interests or other ownership interests in or equivalents of or in a Person (other than an individual), whether voting or non-voting, and to the extent not included in the foregoing, any of a member’s or partner’s control rights in such Person, including the rights to manage or participate in management, voting rights, inspection rights and other rights.

“CBA” means CME Group Benchmark Administration Ltd.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than twenty percent (20%) of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Parent (except for Color Up, LLC so long as it is Controlled by one or both of Manuel Chavez and Stephanie Hogue); (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent (the “Board of Directors”) by Persons who were neither (i) nominated by the Board of Directors of Parent nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of Parent by any Person or group; (d) the failure of the Lead Borrower to own, directly or indirectly, free and clear of any Liens, 100% of the ownership interests in each Subsidiary Borrower, (e) the failure of Parent to own an Equity Interest in Lead Borrower and to Control the Lead Borrower, or (f) the failure of Parent to be the sole general partner of Lead Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement by any Governmental Authority, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property, tangible or intangible, real, personal or mixed, now or hereafter subject to the liens and security interests of the Loan Documents, or intended so to be, which Collateral shall secure the Obligations and the Hedging Obligations on a pari passu basis, including, without limitation, the Pool Properties pursuant to the Mortgages.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to SECTION 2.08 or assignments by or to such Lender pursuant to Section 9.04.  The initial amount of such Lender’s Commitment is set forth on Schedule 1.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $75,000,000.00.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning set forth in Section 5.01(c) hereof and a form of which is attached hereto as Exhibit B.

“Conforming Changes” means, with respect to either the use or administration of Daily Simple SOFR or Term SOFR, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12 and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

 “Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, which includes the customary powers of a managing member of any limited liability company, any general partner of any limited partnership, or any board of directors of a corporation.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cost To Repair” has the meaning set forth in Section 5.06(d).

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Loans at such time.

“Credit Party” means each of the Borrower and the Guarantor.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum (rounded upwards to the next higher multiple of 1/16th if such rate is not such a multiple, unless a Hedge Agreement with a Lender as the counterparty is in effect with respect to the Loans hereunder) equal to SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days (or such other period as determined by the Administrative Agent based on then prevailing market conventions) prior to (i) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the SOFR Administrator on the SOFR Administrator’s Website.  If by 5:00 pm (New York City time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Borrowing” means a Borrowing comprised of Daily Simple SOFR Loans.

“Daily Simple SOFR Loan” means each Loan bearing interest at a rate based upon Daily Simple SOFR.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of this Agreement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means, as of any date, a rate per annum equal to the lesser of (x) (i) with respect to any Loans, two percent (2%) plus the rate otherwise applicable to such Loan as provided in Section 2.12, and (ii) with respect to all other Obligations, the Alternate Base Rate in effect on such day, plus two percent (2%), or (y) the Maximum Rate.

“Defaulting Lender” means any Lender that: (a) has failed to fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (b) has notified the Borrower or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notification or public statement relates to such Lender’s obligation to fund a Loan hereunder and indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan is not or cannot be satisfied) or under other agreements generally in which it commits to extend credit; (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower (and the Administrative Agent has received a copy of such request), to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has: (i) become the subject of a proceeding under any Debtor Relief Law or a Bail-In Action; (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it; or (iii) in the good faith determination of the Administrative Agent, taken any material action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority; provided, further, that such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.

“Designated Jurisdiction” means any country, region, or territory to the extent that such country, region, or territory itself, or its government, is the subject or target of any Sanction.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means an amount derived from (a) net income, plus (b) to the extent included in the determination of net income, depreciation, amortization, interest expense, and income taxes, plus (c) non-cash compensation expense, plus (d) property acquisition fees and expenses, plus (e) self-administration and listing fees, plus or minus (f) to the extent included in the determination of net income, any extraordinary losses or gains, such as those resulting from sales or payment of Indebtedness, in each case, as determined on a consolidated basis in accordance with GAAP (unless otherwise indicated herein) and including (without duplication) the Equity Percentage of EBITDA for the Parent’s non-wholly owned direct and indirect subsidiaries.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Ground Lease” means a ground lease with respect to a Pool Property executed or assumed by a Subsidiary Borrower as lessee, which must provide customary protections for a potential leasehold mortgagee (“mortgagee”) such as (i) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 30 years as of the date the applicable Real Property is admitted as a Pool Property, (ii) a provision that the ground lease will not be terminated until the mortgagee has received notice of a default, has had a reasonable opportunity to cure and has failed to do so, (iii) provision for a new lease to the mortgagee as tenant on the same terms if the ground lease is terminated for any reason, (iv) transferability of the tenant’s interest under the ground lease by the mortgagee without any requirement for consent of the ground lessor unless based on delivery of customary assignment and assumption agreements from the transferor and transferee and other reasonably restrictions, (v) the ability of the tenant to mortgage tenant’s interest under the ground lease without any requirement for consent of the ground lessor and (vi) provisions that the tenant under the ground lease (or the mortgagee) has customary protections with respect to the application of insurance proceeds or condemnation awards attributable to the tenant’s interest under the ground lease and related improvements.

“Environmental Assessment” shall mean a written assessment and report approved by the Administrative Agent as to the status of any Pool Properties regarding compliance with any Legal Requirements related to environmental matters and accompanied by a reliance letter satisfactory to the Administrative Agent. Each Environmental Assessment must comply with all Legal Requirements.

“Environmental Claim” means any notice of violation, action, claim, Environmental Lien, demand, abatement or other order or direction (conditional or otherwise) by any Governmental Authority or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restriction, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material, or other Release in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property owned, operated or leased by the Borrower or any of its Subsidiaries or any activities or operations thereof; (ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with any property owned, operated or leased by the Borrower or any of its Subsidiaries or their operations or facilities; or (iii) the violation, or alleged violation, of any Environmental Laws or Environmental Permits of or from any Governmental Authority relating to environmental matters connected with any property owned, leased or operated by the Borrower or any of its Subsidiaries.

“Environmental Engineer” means such firm or firms of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Administrative Agent in its reasonable discretion.

“Environmental Indemnity” means any Environmental Indemnity from the Borrower and Guarantor to Administrative Agent for the benefit of the Lenders, now or hereafter delivered pursuant to this Agreement to secure the Obligations, which shall be substantially in the form of Exhibit K hereto, as the same may be amended, restated, supplemented, or otherwise modified in accordance with its terms.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters and includes (without limitation) the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §  9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §  1801 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §  136 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §  6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §  2601 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act, 33 U.S.C. §  1251 et seq., the Occupational Safety and Health Act, 29 U.S.C. §  651 et seq., (to the extent the same relates to any Hazardous Materials), and the Oil Pollution Act of 1990, 33 U.S.C. §  2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state and local statutes.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) exposure to any Hazardous Materials in violation of any Environmental Law, (c) the Release or threatened Release of any Hazardous Materials into the environment in violation of any Environmental Law or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means any lien in favor of any Governmental Authority arising under any Environmental Law.

“Environmental Permit” means any permit required under any applicable Environmental Law or under any and all supporting documents associated therewith.

“Equity Interests” means, with respect to any Person, all of the shares, partnership or membership interests, economic and other rights, participations or other equivalents (however designated) of Capital Stock of such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Percentage” means the aggregate ownership percentage of Borrower in each of its non-wholly owned direct and indirect subsidiaries, which shall be calculated as the greater of (a) Borrower’s nominal capital ownership interest in such subsidiary as set forth in such subsidiary’s organizational documents, and (b) Borrower’s economic ownership interest in such subsidiary, reflecting Borrower’s share of income and expenses of such subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 8.05(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.05(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.05(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.05(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.05(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Swap Obligation” means, with respect to the liability of any Credit Party with respect to a Swap Obligation, including the grant of a security interest to secure such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability or grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under an agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to Legal Requirements in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by the Borrower under SECTION 2.18(b) as a result of costs sought to be reimbursed pursuant to SECTION 2.16 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to SECTION 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with SECTION 2.16 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and any rules implementing such intergovernmental agreements and/or Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter dated as of the date hereof by and among the Borrower, the Parent, the Administrative Agent, and the Arranger.

“Financial Officer” means the chief financial officer, including any interim chief financial officer, or the Person acting as a principal financial officer of the Parent.

“Financing Statements” means all such Uniform Commercial Code financing statements as the Administrative Agent shall require, duly authorized by the Credit Parties to give notice of and to perfect or continue perfection of the Administrative Agent’s security interest in all Collateral.

“Fixed Charge Coverage Ratio” means, as of any date of calculation, the ratio for the Parent and its Subsidiaries on a consolidated basis (without duplication) of, (a) the sum of Adjusted EBITDA for the most-recently ended period of four quarters; to (b) all of the regularly scheduled principal due and payable and principal paid on all Indebtedness (other than amounts paid in connection with balloon maturities, repayments of the Loans, and other non-scheduled payments of principal), plus all Interest Expense, plus the aggregate of all cash dividends paid or payable on any preferred stock (collectively, the “Fixed Charges”), in each case, for the most recently ended four quarters; provided that, for the first three calendar quarters after the Effective Date, for purposes of the Fixed Charge Coverage Ratio, Adjusted EBITDA and Fixed Charges shall be calculated as follows (i) for the quarter ended June 30, 2022, the actual Adjusted EBITDA and Fixed Charges for such quarter, (ii) for the quarter ending September 30, 2022, the actual Adjusted EBITDA and Fixed Charges for the period of two calendar quarters ending on such date, and (iii) for the quarter ending on December 31, 2022, the actual Adjusted EBITDA and Fixed Charges for the period of three calendar quarters ending on such date.

“Floor” means a rate of interest equal to 0% per annum.

“Foreign Lender” means, if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States of America, subject to the provisions of Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Ground Lease Default” has the meaning given to such term in SECTION 3.20.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means, individually and collectively, jointly and severally, Parent, Mobile Intermediate Holdings, LLC, a Delaware limited liability company, Mobile Infra Holdings, LLC, a Nevada limited liability company, and any other Person who from time to time has executed a Guaranty as required by the terms of this Agreement.

“Guaranty” means a guaranty in the form of Exhibit C attached hereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law; provided, that Hazardous Materials shall not include any such substances or wastes utilized or maintained at the Real Property in the ordinary course of business and in accordance with all applicable Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hedging Obligations” means, with respect to the Parent, the Borrower or any Subsidiary thereof, any obligations arising under any Hedging Agreement entered into with the Administrative Agent or any Lender with respect to the Loans.  Under no circumstances shall any of the Hedging Obligations secured or guaranteed by any Loan Document as to a surety or guarantor thereof include any obligation that constitutes an Excluded Swap Obligation of such Person.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including mandatorily redeemable preferred stock, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (excluding non-recourse carve-out guarantees and environmental indemnities until such time as a carve-out guaranty becomes a recourse obligation), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, and (k) all obligations contingent or otherwise, of such Person with respect to any Hedging Agreements (calculated on a mark-to-market basis as of the reporting date) currently due and payable (but excluding any mark-to-market obligations not currently due and payable). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) Borrower's Equity Percentage of Indebtedness for non-wholly owned direct and indirect subsidiaries.

“Individual Property” and “Individual Properties” shall mean, from time to time, all real estate property owned or ground leased by the Borrower, together with all improvements, fixtures, equipment, and personalty relating to such property.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes..

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean all of a Person's paid, accrued or capitalized interest expense on such Person's Indebtedness (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt), and including (without duplication) the Equity Percentage of Interest Expense for the Borrower's (or the Parent’s) non-wholly owned direct and indirect subsidiaries.

“Interest Payment Date” means the first Business Day of each calendar month and the Maturity Date.

“Interest Period” means, with respect to each Term SOFR Borrowing, a period of one, three or six months as selected by the Borrower; provided, however, that (i) the initial Interest Period for any Borrowing of a Term SOFR Loans shall commence on the date of such Borrowing (the date of a Borrowing resulting from a conversion or continuation shall be the date of such conversion or continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day following the last day of the next preceding Interest Period; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Term SOFR Loan may be selected that would end after the Maturity Date; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Term SOFR Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing to ABR Loans effective as of the expiration date of such current Interest Period.

“KeyBank” means KeyBank, National Association, in its individual capacity.

“knowledge” when used with respect to Borrower, Guarantor, any Credit Party or any officer thereof to qualify a representation or warranty of such Person, shall be deemed to be the actual knowledge of such Person.

“Lead Borrower” has the meaning set forth in the preamble hereto.

“Leases” means leases, licenses, and agreements, whether written or oral, relating to the use or occupation of space in any Real Property.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

“Lender Hedge Provider”  As may be applicable at any time with respect to any Hedging Obligations, means any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

“Lenders” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. The term “Lender” shall exclude any Lender in its capacity as a “Lender Hedge Provider”.

“Lien” means, with respect to an asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, negative pledge, collateral assignment, encumbrance, deposit arrangement, charge or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; (c) the filing under the Uniform Commercial Code or comparable law of any jurisdiction of any financing statement naming the owner of the asset to which such Lien relates as debtor; (d) any other preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation; and (e) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, including any dividend reinvestment or redemption plans.

“Liquidity” means, as of any date of calculation, the sum of unencumbered cash and cash equivalents of the Parent and its Subsidiaries.

“Loan Documents” means this Agreement, the Notes, each Guaranty, the Financing Statements, each Mortgage, each Environmental Indemnity, and all other instruments, agreements and written obligations executed and delivered by any of the Credit Parties in connection with the transactions contemplated hereby.

“Loans” means the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01 of this Agreement.

“Major Lease” has the meaning assigned to such term in SECTION 6.11(a).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of (i) the Parent, the Borrower, and their Subsidiaries, taken as a whole, or (ii) any owner of a Pool Property, (b) the ability of any of the Credit Parties to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Administrative Agent or the Lenders under the Loan Documents.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which any Credit Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; or (b) the date upon which Administrative Agent declares the Obligations due and payable after an Event of Default has occurred and is continuing.

“Maximum Loan Available Amount” means, on any date, an amount equal to the lesser of (a) the Total Commitments or (b) the aggregate Borrowing Base Availability.

“Maximum Rate” shall have the meaning set forth in Section 9.13.

“Mortgage” means any Mortgage, Deed to Secure Debt and/or Deed of Trust from a Subsidiary Borrower to the Administrative Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Administrative Agent for the benefit of the Lenders) encumbering the Pool Properties, which shall be substantially in the form of Exhibit H hereto, now or hereafter delivered pursuant to this Agreement to secure the Obligations, as the same may be modified or amended.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Operating Income” shall mean, for any income producing operating Real Property, for any determination period, the difference between (a) any rentals, proceeds and other income received from such property during such period, adjusted for all discounts, coupons, and similar inducements, less (b) an amount equal to all costs and expenses (excluding Interest Expense, depreciation and amortization expense, taxes, and any expenditures that are capitalized in accordance with GAAP) incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such property during the determination period (excluding, however, asset management fees and acquisition fees and expenses), less (c) the Capital Reserve for such Real Property.  Net Operating Income shall be calculated based on the immediately preceding period of four calendar quarters, unless the Real Property has not been owned by the Borrower or its Subsidiaries for the entirety of such period, in which event annualized Net Operating Income shall be calculated based on the historical data provided by the Borrower, subject to adjustment by the Administrative Agent in its reasonable discretion.  If any such Real Property has been owned by the Borrower or its Subsidiaries for less than one full calendar quarter as of such date, Net Operating Income shall be grossed up for such ownership period to a full calendar quarter.  Net Operating Income shall be calculated on a consolidated basis in accordance with GAAP but adjusted for non-cash operating items such as straight line rents and the amortization of above and below market lease assets and liabilities and other non-cash items and including (without duplication) the Equity Percentage of Net Operating Income for the Borrower’s non-wholly owned direct and indirect subsidiaries.

“Non-Recourse Exclusions” means, with respect to any Non-Recourse Indebtedness of any Person, any industry standard exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional or willful misrepresentation, misapplication or misappropriation of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or physical waste at the Real Property securing such Non-Recourse Indebtedness, or from gross negligence or willful misconduct (iii) arise from the presence of Hazardous Materials on the Real Property securing such Non-Recourse Indebtedness (whether contained in a loan agreement, promissory note, indemnity agreement or other document), (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document); (v) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding, or (vi) arise from other acts, omissions, or circumstances that are set forth in the documents governing Non-Recourse Indebtedness of the Borrower’s Subsidiaries.

“Non-Recourse Indebtedness” means Indebtedness that is not Recourse Indebtedness.

“Note” means a promissory note in the form attached hereto as Exhibit D payable to a Lender evidencing certain of the obligations of the Borrower to such Lender and executed by Borrower, as the same may be amended, supplemented, modified or restated from time to time; “Notes” means, collectively, all of such Notes outstanding at any given time.

“Obligations” means the payment of the principal sum, interest at variable rates, charges and indebtedness with respect to the Loans (as may be evidenced by the Notes) including any extensions, renewals, replacements, increases, modifications and amendments thereof, given by Borrower to the order of the respective Lenders, the payment, performance, discharge and satisfaction of each covenant, warranty, representation, undertaking and condition to be paid, performed, satisfied and complied with by any Credit Party under and pursuant to this Agreement or the other Loan Documents, the payment of all costs, expenses, legal fees and liabilities incurred by Agent and the Lenders in the enforcement or collection thereof, and the payment, performance, discharge and satisfaction of all other liabilities and obligations of the Borrower under the Loan Documents to the Administrative Agent or any Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several, and whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or other insolvency proceeding  naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Hedging Obligations.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means, all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b) as a result of costs sought to be reimbursed pursuant to Section 2.16).

“Parent” means Mobile Infrastructure Corporation, a Maryland corporation.

“Patriot Act” has the meaning set forth in Section 9.14.

“Payment Recipient” has the meaning assigned to it in Section 8.05(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

            (a)        Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

            (b)        pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (c)        deposits to secure the performance of bids, trade contracts, purchase, construction or sales contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

            (d)       the Title Instruments and Liens (including  customary Liens granted to or for the benefit of a Governmental Authority in connection with tax increment financing, tax abatements, or entitlement/payment in lieu of taxes structures) approved by the Administrative Agent;

            (e)        uniform commercial code protective filings with respect to personal property leased to the Borrower or any Subsidiary;

            (f)        landlords’ liens for rent not yet due and payable; or

            (g)        Liens securing the Obligations and Hedging Obligations;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than the Obligations and Hedging Obligations.

“Permitted Investments” means:

(a)        direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)        investments in commercial paper maturing within 270 days from the date of acquisition thereof and having an investment grade credit rating on the date of acquisition;

(c)        investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)       fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)        investments in Subsidiaries and non-wholly owned direct and indirect subsidiaries made in accordance with this Agreement, including, the value thresholds and other limitations set forth in Section 6.03.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulation” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulation or otherwise, subject to Title I of ERISA and/or Section 4975 of the Code.

“Pool Debt Yield” means, as of any date of calculation, the ratio expressed as a percentage of the Pool NOI for the most recently ended period of four calendar quarters, divided by the Total Credit Exposure.

“Pool Leverage Ratio” means, as of any date of calculation, the ratio expressed as a percentage of (i) the Total Credit Exposure to (ii) Total Pool Value.

“Pool NOI” means, as of any date of calculation, Net Operating Income from all Pool Properties for the most recently ended period of four calendar quarters (subject to the annualization provisions of the definition of Net Operating Income for any Pool Properties not owned for the entirety of such period); provided that, no single Pool Property shall comprise in excess of 30% of the Pool NOI at any time, with any excess being excluded from Pool NOI; provided further that, for the first three calendar quarters after the Effective Date, for purposes of Pool Debt Yield, the Pool NOI shall be calculated as follows (i) for the quarter ended June 30, 2022, the actual Pool NOI for such quarter, multiplied by four (4), (ii) for the quarter ending September 30, 2022, the actual Pool NOI for the period of two calendar quarter ending on such date, multiplied by two (2), and (iii) for the quarter ending on December 31, 2022, the actual Pool NOI for the period of three calendar quarters ending on such date, multiplied by four thirds (4/3).

“Pool Property(ies)” means any Real Property, whether now existing or hereafter acquired, that is initially added as a Pool Property pursuant to SECTION 5.13(b), in each case, which shall meet the following criteria at all times:

(a)        An existing operating, income producing property that (i) is primarily a parking property (it being understood that retail and other ancillary uses shall be permitted so long as they are not the principal use of the property), (ii) is located in any of the fifty states of the United States or the District of Columbia, and (iii) the parking portion of such property is 100% leased to a third-party operator pursuant to an Approved Lease;

(b)        Consisting of one or more separate tax parcels;

(c)        Owned 100% by a Subsidiary Borrower (i) in fee simple, or (ii) subject to an Eligible Ground Lease that has approved by Administrative Agent in its sole discretion;

(f)        Free of any material environmental, structural, architectural, mechanical, zoning, or title defects or any condemnation proceedings affecting the use, value, or operation of such Real Property in any materially adverse manner or any material litigation with respect thereto;

(g)        Insured in form and substance satisfactory to the Administrative Agent;

(h)        Not subject to any mortgage, negative pledge, or other Lien other than Permitted Encumbrances;

(i)         The Equity Interests in, or cash flows from, the applicable Pool Property Owner (and all subsidiaries of the Parent or the Borrower which own Equity Interests in such Pool Property Owner) are not subject to any Indebtedness, Lien or negative pledge to any other lender;

(j)         if such Real Property is located in a “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E) as reasonably determined by the Administrative Agent pursuant to a flood certification or a property survey delivered to and reasonably approved by the Administrative Agent, the flood determination, flood insurance, and all other special or high hazard flood requirements of any Lender for any Pool Property located in a special or high hazard flood zone have been approved by each Lender;

(k)        Such Real Property was initially and at all times thereafter continues to be approved as a Pool Property by (i) if the Value of such Pool Property is $20,000,000 or less, the Administrative Agent in its sole discretion, and (ii) otherwise, the Administrative Agent and the Required Lenders; and

(l)         Such Real Property meets all other customary standards for commercial real estate lending.

If the Real Property does not meet any of the foregoing requirements (other than clause (j) which must be satisfied for all Real Property), the Real Property shall have received approval of the Administrative Agent and the Required Lenders in their sole discretion for addition as a Pool Property.

Schedule 5.13 (as such schedule may be amended from time to time) attached hereto sets forth the Pool Properties.

“Pool Property Owner” shall mean, from time to time with respect to any Pool Property, a wholly owned Subsidiary of the Lead Borrower which is the owner of the fee simple interest in, or the approved ground  or tax increment lessee of, such Pool Property.

“Pool Value” means, for any Pool Property, the Appraised Value of such Pool Property.

“Preliminary Approval” shall mean the following:

(a)        Delivery by the Borrower to the Administrative Agent and the Lenders of  a written request respect to any Individual Property proposed to be a Pool Property together with the following, each such item to the reasonable satisfaction of the Administrative Agent:

(i)         A physical description;

(ii)        Operating statements for the Individual Property;

(iii)       To the extent then available in Borrower’s files, copies of existing title insurance policies, a title report and similar Lien status information;

(iv)       A summary of the proposed terms of each operating lease for such Individual Property;

(v)        If such Real Property is ground leased, a copy of the applicable ground lease with all amendments thereto;

(vi)       The Borrower’s certification that to its knowledge the proposed Pool Property presently satisfies (or is anticipated to satisfy upon the approval of such Pool Property) the criteria for Pool Properties; and

(vii)      Such other customary due diligence as the Administrative Agent may reasonably request.

(b)        Administrative Agent shall, within ten (10) Business Days after delivery of all items described in subsection (a), above, grant or deny the preliminary approval for the proposed Pool Property, with any denial providing an explanation of the reasons for such denial.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by KeyBank, National Association, as its prime rate in effect at its principal office in Cleveland, Ohio; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  The prime rate is not intended to be the lowest general rate of interest charged by the Administrative Agent to its customers.

“Pro Forma Pool Debt Yield” means, as of any date of calculation, the ratio expressed as a percentage of (i) the “as-stabilized” Net Operating Income from all Pool Properties pursuant to the Appraisal for such Pool Property; provided that, no single Pool Property shall comprise in excess of 30% of the aggregate “as-stabilized” Net Operating Income from all Pool Properties at any time, with any excess being excluded from this calculation; divided by (ii) the Total Credit Exposure as of such date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 9.01.

“Qualified ECP Party” means, in respect of any interest rate cap, swap or other hedging obligation, each Person which is a Credit Party that has total assets exceeding $10,000,000 at the time such Credit Party’s guarantee, mortgage and/or other credit or collateral support, of such interest rate cap, swap or other hedging obligation becomes effective, or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder.

“Real Estate Collateral Documents” means those documents set forth in Schedule 2.01 attached hereto.

“Real Property” means, collectively, all interest in any land and improvements located thereon (including direct financing leases of land and improvements owned by a Credit Party or Subsidiary thereof), together with all equipment, furniture, materials, supplies and personal property now or hereafter located at or used in connection with the land and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by a Credit Party or any Subsidiary thereof.

“Recipient” means each of the Administrative Agent and any Lender.

“Recourse Indebtedness” means Indebtedness in which the recourse of the applicable lender or lenders to the obligor for nonpayment is not limited to such lender’s lien on an asset or assets, including any guarantee of payment by a Credit Party or a Subsidiary, whether direct or indirect, of another Credit Party and any Non‑Recourse Exclusions at such time a written claim for payment of an amount of money under such agreement from such Person is made with respect thereto. If a Subsidiary is a single purpose entity which owns a real property asset and has Indebtedness which is limited in recourse to that real property asset, such Indebtedness shall not be considered “Recourse Indebtedness”, unless a Credit Party or another Subsidiary has guaranteed such Indebtedness on a recourse basis as of the applicable date of determination.

“Register” has the meaning set forth in Section 9.04.

“REIT” means a real estate investment trust under Section 856(c)(i) of the Code.

“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment or into or out of any property in violation of applicable Environmental Laws.

“Release Conditions” has the meaning set forth in Section 5.13(a).

“Release Request” has the meaning set forth in Section 5.13(a).

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” means all actions, including without limitation any capital expenditures, required or necessary to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not migrate or endanger public health or the environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned or leased by the Borrower or any of its Subsidiaries into compliance with all Environmental Laws.

“Rent Roll” means a report prepared by the Borrower showing for each Pool Property owned or leased by Borrower or its Subsidiaries, its occupancy, tenants, lease expiration dates, lease rent and other information in form reasonably acceptable to the Administrative Agent.

“Required Lenders” means, as of any date of determination, Lenders having more than 66 2/3% of the Total Commitments or, if the Commitments of each Lender to make Loans have been terminated pursuant to Article VII, Lenders holding in the aggregate at least 66 2/3% of the aggregate Obligations; provided that the Commitment of, and the portion of the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that any time there are two (2) or fewer Lenders hereunder, Required Lenders shall mean all Lenders that are not Defaulting Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any ownership interests in the Parent, Borrower or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such ownership interests in the Parent or Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Parent or the Borrower.

“Sanction(s)” means any economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by a United States Governmental Authority (including, without limitation, OFAC), a Canadian Governmental Authority, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctioned Person” means any Person that is (i) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union or any other applicable Governmental Authority or otherwise the subject or target of any Sanctions, (ii) any Person located, operating, organized or resident in a Designated Jurisdiction, (iii) an agency of the government of a Designated Jurisdiction, or (iv) any Person owned or controlled by any Person or agency described in any of the preceding clauses (i) through (iii).

“Secured Party” means each of the Administrative Agent and any Lender.

“SEMS” means the Superfund Enterprise Management System.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

 “SOFR Borrowing” means a Term SOFR Borrowing and/or a Daily Simple SOFR Borrowing, as the context may require.

“SOFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Index Adjustment” means for any calculation with respect to an ABR Loan, a Daily Simple SOFR Loan or a Term SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan:

Daily Simple SOFR Loans: 0.10%

Term SOFR Loans (for all Interest Periods):  0.10%

“SOFR Loan” means each Daily Simple SOFR Loan and each Term SOFR Loan.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Specified Party” has the meaning given to such term in Section 5.16.

“Stated Maturity Date” means April 1, 2023, as the same may be extended in accordance with Section 2.19.

“Subsidiary” means, with respect to Borrower, Guarantor, Parent or any Credit Party, as applicable (for the purposes of this definition, the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by parent, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent.

“Subsidiary Borrower” means each Pool Property Owner together with any entity, that is owned directly or indirectly by Lead Borrower, with a direct or indirect ownership interest in a Pool Property Owner (unless otherwise waived by Administrative Agent), including, without limitation, those listed on Schedule SB hereto, as such schedule may be amended from time to time.

“Survey” means an ALTA instrument survey of each parcel of Pool Property prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the Title Policy, shall show that all buildings and structures are within the lot lines of the Pool Property and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Administrative Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as the Administrative Agent may reasonably require; and shall show whether or not the Pool Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

“Surveyor Certification” means, with respect to each parcel of Pool Property, a certificate executed by the surveyor who prepared the Survey with respect thereto, dated as of a recent date and containing such information relating to such parcel as the Administrative Agent may reasonably require, such certificate to be reasonably satisfactory to the Administrative Agent in form and substance.

“Swap Obligation” means, any Hedging Obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tangible Net Worth” means, as of any date of calculation the sum of (a) Total Asset Value as of such date minus (b) all Indebtedness (including identified contingent and indirect liabilities, without duplication) of the Borrower, Parent, and their Subsidiaries as of such date, all as determined in accordance with GAAP (unless otherwise indicated herein).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period (and rounded in accordance with the Administrative Agent’s customary practice), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day, and for any calculation with respect to an ABR Loan, the Term SOFR Reference Rate for a tenor of one month on the day that is two SOFR Business Days prior to the date the Alternate Base Rate is determined, subject to the proviso provided above.

“Term SOFR Administrator” means CBA (or a successor administrator of the Term SOFR Reference Rate, as selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means a Borrowing comprised of Term SOFR Loans.

“Term SOFR Loan” means each Loan bearing interest at a rate based upon Adjusted Term SOFR (other than pursuant to clause (iii) of the definition of Alternate Base Rate).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Title Instruments” means true and correct copies of all instruments of record in the Office of the County Clerk, the Real Property Records or of any other Governmental Authority affecting title to all or any part of the Pool Properties, including but not limited to those (if any) which impose restrictive covenants, easements, rights-of-way or other encumbrances on all or any part of the Pool Properties.

“Title Policy” means, with respect to each parcel of Pool Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Administrative Agent) issued by a Title Insurance Company (with such reinsurance as the Administrative Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under applicable law) in an amount as the Administrative Agent may reasonably require based upon the fair market value of the applicable Pool Property insuring the priority of the Mortgage thereon and that a Borrower or Subsidiary Guarantor holds marketable fee simple title or a valid and subsisting leasehold interest to such parcel, subject only to the encumbrances acceptable to Administrative Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases and liens for taxes not yet due and payable) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Administrative Agent in its reasonable discretion, and shall contain if available and customarily obtained by other commercial lenders in the State in which the Real Property is located, (a) a future advance endorsement and (b) such other endorsements and affirmative insurance as the Agent may reasonably require, including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Pool Property, (vii) a “first loss” endorsement, and (viii) a utility location endorsement.

“Titled Agents” means, collectively, the Arranger and any syndication agents or documentation agent named as such on the cover page of this Agreement.

“Total Asset Value” means the sum of (without duplication) (a) the aggregate Value of all of Borrower’s, each Guarantor’s, and their direct and indirect Subsidiaries’ Real Property, plus (b) the amount of any cash and cash equivalents, excluding tenant security and other restricted deposits, of the Borrower and its Subsidiaries. For any non-wholly owned Real Properties, Total Asset Value shall be adjusted for Borrower’s Equity Percentage of such non-wholly owned direct and indirect subsidiaries.

“Total Commitment” means the sum of the Commitments of the Lenders, as in effect from time to time. On the Effective Date, the Total Commitment equals $75,000,000.

“Total Credit Exposure” means, as of any date of calculation, the aggregate amount of the Credit Exposure of all Lenders as of such date,.

“Total Leverage Ratio” means, the ratio (expressed as a percentage) of (a) the Indebtedness of Borrower, the Parent, and their direct and indirect Subsidiaries (without duplication) to (b) Total Asset Value.

 “Total Pool Value” means, as of any date of calculation, the sum of the Pool Value of each Pool Property on such date; provided that, no single Pool Property shall comprise in excess of 30% of the Total Pool Value at any time, with any excess being excluded from Total Pool Value.

“Transactions” means the execution, delivery and performance by the Credit Parties of the Loan Documents, the borrowing of Loans, and the use of the proceeds thereof.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowings, is determined by reference to the Daily Simple SOFR, Adjusted Term SOFR or the Alternate Base Rate.

“UCC” has the meaning set forth in Section 4.01(d).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.16(f)(ii)(2)(C).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unused Fee” shall have the meaning set forth in Section 2.11(a).

“Usage” means, from time to time, the aggregate Loans of each Lender as of such date.

“Value” means, as of any date of calculation:

(a)        For each Pool Property, the Pool Value of such Pool Property;

(b)        For each operating Real Property which is not a Pool Property, the lesser of (i) the “as-is” appraised value of such Real Property per the most recent appraisal in respect thereof; provided that if no appraisal has been conducted for such Real Property during the twenty four (24) months prior to such date, the Value thereof shall be the fair market value of such Real Property as determined by the Borrower and reasonably approved by the Administrative Agent; or

(c)        For Assets Under Development or undeveloped land, (a) prior to twenty four (24) months after commencement of operations at such Real Property, the undepreciated cost basis thereof, and (b) thereafter, the fair market value of such Real Property as determined by the Borrower and reasonably approved by the Administrative Agent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term SOFR Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Term SOFR Borrowing”).

SECTION 1.03 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time and shall be determined, as to the Parent and its Subsidiaries, on a consolidated basis; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.

SECTION 1.05 Joint and Several Liability; Lead Borrower as Agent.

(a)                With respect to the definition of “Borrower”, except where the context otherwise provides, (i) any representations contained herein of Borrower shall be applicable to each Person party hereto comprising the Borrower, (ii) any affirmative covenants contained herein shall be deemed to be covenants of each Person party hereto comprising the Borrower and shall require performance by all Persons party hereto comprising the Borrower, (iii) any negative covenants contained herein shall be deemed to be covenants of each Person party hereto comprising the Borrower, and shall be breached if any Person party hereto comprising the Borrower fails to comply therewith, (iv) the occurrence of any Event of Default with respect to any Person party hereto comprising the Borrower shall be deemed to be an Event of Default hereunder, and (v) any Obligations of Borrower shall be deemed to include any Obligations of the Persons party hereto comprising the Borrower, or any Obligations of any one of them.

(b)               With respect to the definition of “Guarantor”, except where the context otherwise provides, (i) any representations contained herein of Guarantor shall be applicable to each Person party hereto comprising the Guarantor, (ii) any affirmative covenants contained herein applicable to Guarantor shall be deemed to be covenants of each Person party hereto comprising the Guarantor and shall require performance by all Persons party hereto comprising the Guarantor, (iii) any negative covenants contained herein applicable to Guarantor shall be deemed to be covenants of each Person party hereto comprising the Guarantor, and shall be breached if any Person party hereto comprising the Guarantor fails to comply therewith, (iv) the occurrence of any Event of Default applicable to Guarantor with respect to any Person party hereto comprising the Guarantor shall be deemed to be an Event of Default hereunder, and (v) any Obligations of Guarantor shall be deemed to include any Obligations of the Persons party hereto comprising the Guarantors, or any Obligations of any one of them.

(c)                Administrative Agent and/or any Lender may deal with any Person comprising the Borrower hereunder as if it were the sole obligor, without impairing in any way the liability of any other Person comprising the Borrower.  Without limiting the generality of that right, the Administrative Agent (on behalf of Lenders) may in particular (and without limitation) waive defaults by any Person comprising the Borrower hereunder, or extend or compromise the liability of any such Person without the consent of the other undersigned Borrowers hereunder.  Each Person comprising the Borrower hereunder agrees that any release which may be given to any Borrower shall not release any other Borrower from its Obligation hereunder, and each such Person comprising the Borrower hereby waives any right to assert against the Administrative Agent and/or any Lender any defense (legal or equitable), set off, counterclaim, or claims which any such Person individually may now or any time hereafter have against any other Borrower.

(d)               For the purpose of implementing the joint borrower provisions of this Agreement and the other Loan Documents, each Credit Party hereby irrevocably appoints the Lead Borrower as its agent and attorney-in-fact for the purpose of requesting and obtaining Borrowings hereunder, including delivery of any Borrowing Request or Interest Election Request, and the Borrower shall be obligated to the Administrative Agent and the Lenders on account of Borrowings so made as if made directly by the Lenders to such Person.  Further, each Credit Party hereby irrevocably appoints the Lead Borrower as its agent and attorney-in-fact for all other purposes under the Loan Documents, including the giving and receiving of notices and other communications and the giving of consents or approvals pursuant to the terms hereof.  Any request by the Borrower for a Borrowing shall in all events be deemed and construed as a request for such Borrowing by all Persons comprising Borrower hereunder.

(e)                Each Borrower recognizes that credit available to it under the Loan is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers.  Consequently, each Borrower, jointly and severally, hereby assumes and agrees fully, faithfully, and punctually to discharge all Indebtedness and other Obligations of all of the other Persons comprising the Borrower.

(f)                The proceeds of each loan and advance provided under the Loan which is requested by the Lead Borrower shall be advanced as and when otherwise provided herein or as otherwise indicated by the Lead Borrower.  The Lead Borrower shall cause the transfer of the proceeds thereof to the Borrower(s) on whose behalf such loan and advance was obtained.  Neither the Administrative Agent nor any Lender shall have any obligation to see to the application of such proceeds.

(g)               It is understood and agreed that the handling of this credit facility on a joint borrowing basis as set forth in this Agreement is solely as an accommodation to the Credit Parties and at their request.  Accordingly, the Administrative Agent and the Lenders are entitled to rely, and shall be exonerated from any liability for relying upon, any Borrowing Request, Interest Election Request, or any other request or communication made by a purported officer of any Borrower without the need for any consent or other authorization of any other Borrower and upon any information or certificate provided on behalf of any Borrower by a purported officer of such Borrower, and any such request or other action shall be fully binding on each Borrower as if made by it.

SECTION 1.06  Rates. The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR,  the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.  In connection with the use or administration of Daily Simple SOFR and Term SOFR, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR and Term SOFR.

SECTION 1.07 Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01 Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make revolving loans (each, a “Loan”) to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment, or (ii) the Total Credit Exposure of the Lenders  exceeding the Maximum Loan Available Amount; provided however, that no Lender shall be obligated to make a Loan in excess of such Lender’s Applicable Percentage of the difference between (A) the Maximum Loan Available Amount and (B) the Total Credit Exposure.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02 Loans and Borrowings.

(a)                Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)               Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans, Daily Simple SOFR Loans and/or Term SOFR Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000, provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Term SOFR Borrowings outstanding.

(d)               Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Term SOFR Borrowing, not later than 12:00 noon, Boston, Massachusetts time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing or Daily Simple SOFR Borrowing, not later than 12:00 noon, Boston, Massachusetts time, one Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit E attached hereto and hereby made a part hereof and signed by the Lead Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                 the aggregate amount of the requested Borrowing;

(ii)               the date of such Borrowing, which shall be a Business Day;

(iii)             whether such Borrowing is to be an ABR Borrowing, Daily Simple SOFR Borrowing or Term SOFR Borrowing;

(iv)             in the case of a Term SOFR Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)               the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

(vi)             If no election as to the Type of Borrowing is specified in the Borrowing Request, then the requested Borrowing shall be an ABR Borrowing.  If no election is specified as to whether a SOFR Borrowing is to be a Term SOFR Loan or Daily Simple SOFR Loan, then the requested Borrowing shall be a Daily Simple SOFR Loan.  If no Interest Period is specified with respect to any requested Term SOFR Loan, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

SECTION 2.04 RESERVED.

SECTION 2.05 RESERVED.

SECTION 2.06 Funding of Borrowings.

(a)                Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Boston, Massachusetts time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Boston, Massachusetts, or wire transferred to such other account or in such manner as may be designated by the Borrower in the applicable Borrowing Request.  The failure of any Lender to advance the proceeds of its Applicable Percentage of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Applicable Percentage of any Borrowing required to be advanced hereunder.

(b)               Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the corresponding Loan made to the Borrower.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)                Each Lender may:  (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its lending office (and the office to whose accounts payments are to be credited) for any SOFR Loan; (b) designate its principal office or a branch, subsidiary or Affiliate as its lending office (and the office to whose accounts payments are to be credited) for any ABR Loan and (c) change its lending office from time to time by notice to Administrative Agent and Borrower.  In such event, such Lender shall continue to hold the Note, if any, evidencing its loans for the benefit and account of such branch, subsidiary or Affiliate.  Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of this Section 2.06, but for the purposes of this Agreement such Lender shall, regardless of such Lender’s actual means of funding, be deemed to have funded its Commitment in accordance with the interest option selected from time to time by the Borrower for such Borrowing period.

SECTION 2.07 Interest Elections.

(a)                Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)               To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of a Borrowing Request (with proper election made for an interest rate election only) and signed by the Borrower.

(c)                Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                 the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)               the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)             whether the resulting Borrowing is to be an ABR Borrowing, Daily SOFR Borrower, or Term SOFR Borrowing; and

(iv)             if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(v)               If any such Interest Election Request requests a Term SOFR Loan but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)               Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Term SOFR Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, with respect to Term SOFR Borrowings, or immediately, with respect to Daily Simple SOFR Borrowings.

SECTION 2.08 Termination, Reduction and Increase of Commitments.

(a)                Unless previously terminated by the Administrative Agent or Borrower in accordance with this Agreement, the Commitments shall terminate on the Maturity Date.

(b)               The Borrower may from time to time reduce the Commitments, provided that each reduction in the Commitments shall be in an amount that is at least $5,000,000 and an integral multiple of $5,000,000, and the Commitments may not be reduced to less than $25,000,000 unless the Commitments are reduced to zero and terminated.  The Borrower shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Total Credit Exposure would exceed the Maximum Loan Available Amount.  After any reduction in the Commitments, the Borrower’s option to increase the Commitments provided in Section 2.08(d) shall terminate.

(c)                The Borrower shall notify the Administrative Agent of any election to reduce the Commitments under Section 2.08(b) at least three (3) Business Days prior to the effective date of such reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable.  Any reduction of the Commitments shall be permanent.  Each reduction in the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.  A reduction in the outstanding principal balance shall not constitute a reduction in the Commitments without the notice required above being delivered to Administrative Agent as set forth above.

(d)               Provided no Default or Event of Default shall then be in existence, the Borrower shall have the right, on one or more occasions, to elect to increase the Total Commitments; provided, however, that (i) the amount of each such increase shall not be less than Ten Million Dollars ($10,000,000) or in increments of Ten Million Dollars ($10,000,000) in excess thereof, and (ii) the aggregate amount of all such increases shall not cause the Total Commitments to exceed One Hundred Fifty Million Dollars ($150,000,000).  Such right may be exercised by the Borrower by written notice to the Administrative Agent, which election shall designate the requested increase in the Total Commitments.  Upon receipt of any such notice, the Administrative Agent shall consult with the Arranger and shall notify the Borrower of the amount of facility fees to be paid to any Lenders who provide an additional Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to Administrative Agent or Arranger pursuant to the Fee Letter).  If the Borrower agrees to pay the facility fees so determined, then the Agent promptly shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto. At the time of sending such Additional Commitment Request Notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders), and each Lender shall endeavor to respond as promptly as possible within such time period.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment (which decision shall be in its sole discretion) and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  If the requested increase is oversubscribed then the Administrative Agent and the Arranger shall allocate the Commitment increase among the Lenders who agree to provide such Commitments on such basis mutually acceptable to each of the Borrower, Administrative Agent and the Arranger.  If the additional Commitments so provided by the Lenders are not sufficient to provide the full amount of the Commitment increase requested by the Borrower, then the Administrative Agent and the Arranger shall use best efforts to, and Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to Administrative Agent, the Arranger and the Borrower) to become a Lender and provide an additional Commitment upon execution and delivery by the Borrower and such Lender of an instrument in form and substance reasonably satisfactory to the Administrative Agent to effect such increase.  If the Total Commitment is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of each Lender’s increased Commitments.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase, the revised Applicable Percentages, and the Increase Effective Date.  In no event shall any Lender be obligated to provide an additional Commitment.

(e)                As a condition precedent to such increase, the Borrower shall (x) deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date signed by a Financial Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 3 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.08(d), the representations and warranties contained in Section 3.04 shall be deemed to refer to the most recent statements furnished to the Administrative Agent, and (B) no Default or Event of Default exists, (y)  pay (A) to the Arranger those fees described in and contemplated by the Fee Letter with respect to the applicable increase in the Total Commitment, and (B) to the Administrative Agent such facility fees as the Lenders who are providing an additional Commitment may require to increase the aggregate Commitment, and (z) execute and deliver to Administrative Agent and the Lenders such additional documents, instruments, certifications and opinions as the Administrative Agent may reasonably require, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants set forth in the Loan Documents after giving effect to the increase, and the Borrower shall pay the cost of any updated UCC searches and any and all intangible taxes or other taxes, assessments or charges or any similar fees, taxes or reasonable and documented out-of-pocket expenses which are reasonably requested by the Agent in connection with such increase.  Upon any Increase Effective Date, the Agent may unilaterally revise Schedule 1.01 and the Borrower shall, if requested by any such Lender, execute and deliver to the Administrative Agent new Notes for each Lender whose Commitment has changed or who has provided a new Commitment so that the principal amount of such Lender’s Note(s) shall equal its aggregate Commitment.

(f)                Existing Lenders may, as necessary, receive a prepayment of amounts of the Loan outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Loan ratable with any revised Applicable Percentages arising from any non-ratable increase in the Commitments under this Section, which prepayment shall be accomplished by the pro rata funding required of the Lender(s) issuing new or increased Commitments.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a)                The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.  At the request of each Lender, the Loans made by such Lender shall be evidenced by a Note payable to such Lender in the amount of such Lender’s Commitment.

(b)               Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)               The entries made in the accounts maintained pursuant to paragraph (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.10 Prepayment of Loans.

(a)                The Borrower shall have the right at any time and from time to time to prepay, without penalty, any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section, and subject to Section 2.15, if applicable.

(b)               The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Term SOFR Borrowing, not later than 11:00 a.m., Boston, Massachusetts time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing or Daily SOFR Borrowing, not later than 11:00 a.m., Boston, Massachusetts time, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.   Each partial prepayment of any Borrowing shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(c)                In connection with the prepayment of any Loan prior to the expiration of the Interest Period applicable thereto, the Borrower shall also pay any applicable expenses pursuant to Section 2.15.

(d)               Amounts to be applied to the prepayment of Loans pursuant to any of the preceding subsections of this Section shall be applied, first, to reduce outstanding ABR Loans and next, to the extent of any remaining balance, to reduce outstanding Daily SOFR Loans, and next to reduce outstanding Term SOFR Loans.  Each such prepayment shall be applied to prepay ratably the Loans of the Lenders.

(e)                If at any time the Total Credit Exposure exceeds the then effective Maximum Loan Available Amount or the Availability Event fails to occur within thirty (30) days after the Effective Date and the Administrative Agent elects to terminate its Commitment, the Borrower shall prepay the Loans in an amount equal to such excess or in full as the case may be within one (1) Business Day after such occurrence, with any such payment being applied to the outstanding Loans.

SECTION 2.11 Fees.

(a)                The Borrower agrees to pay to the Administrative Agent for the account of each Lender an unused fee (the “Unused Fee”), which shall accrue during the period from and including the date of this Agreement to, but excluding, the Termination Date, (a) at 0.25% per annum on the daily unused amount of the Commitment of such Lender if Usage is less than 50% of such Lender’s Commitment, and (b) at 0.20% per annum on the daily unused amount of the Commitment of such Lender if Usage is greater than or equal to 50% of such Lender’s Commitment.  Unused Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Unused Fees accrued as of the date on which the Commitments terminate shall be payable on demand.  All Unused Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and shall be based on the then existing Commitments of the Lenders.

(b)               The Borrower agrees to pay to the Administrative Agent and the Arranger, for their own account, fees payable in the amounts and at the times separately agreed upon in the Fee Letter.

(c)                All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Unused Fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

(d)               In the event that the Maturity Date is extended in accordance with the terms of Section 2.19, the Borrower agrees to pay to the Administrative Agent for the account of each Lender an extension fee equal to 0.25% of the Total Commitments of the Lenders on the first effective day of the extension.

SECTION 2.12 Interest.

(a)                The Loans comprising each ABR Borrowing shall bear interest at the lesser of (x) the Alternate Base Rate plus the Applicable Rate, or (y) the Maximum Rate.

(b)               The Loans comprising each Daily Simple SOFR Borrowing shall bear interest at the lesser of (x) the Adjusted Daily Simple SOFR plus the Applicable Rate, or (y) the Maximum Rate.

(c)                The Loans comprising each Term SOFR Borrowing shall bear interest at the lesser of (a) the Adjusted Term SOFR for the Interest Period in effect for such Term SOFR Loan plus the Applicable Rate, or (b) the Maximum Rate.

(d)               Notwithstanding the foregoing, (A) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate equal to the Default Rate; and (B) after the occurrence of any Event of Default, at the option of the Administrative Agent, or if the Administrative Agent is directed in writing by the Required Lenders to do so, the Obligations shall bear interest at a rate per annum equal to the Default Rate.

(e)                Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Term SOFR Loan shall be payable on the effective date of such conversion.

(f)                All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed.  The applicable Alternate Base Rate, Adjusted Daily Simple SOFR, Adjusted Term SOFR, Term SOFR, or SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g)               If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, Borrowers, Parent or the Lenders determine that (i) the Total Leverage Ratio or the Pool Debt Yield as calculated by Parent as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio or Pool Debt Yield would have resulted in higher pricing for such period, Borrowers shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under the Bankruptcy Code of the United States, automatically and without further action by Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Administrative Agent or any Lender, as the case may be, under this Agreement. Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SECTION 2.13 Temporary Inability to Determine Rates Alternate Rate of Interest. If (A) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Adjusted Daily Simple SOFR or Adjusted Term SOFR cannot be determined pursuant to the definition thereof or (B) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Daily Simple SOFR or Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, in each case of (A) and (B), on or prior to the first day of any Interest Period, the Administrative Agent will promptly so notify the Borrower and each Lender.  Upon notice thereof by the Administrative Agent to the Borrower, (i) any obligation of the Lenders to make or continue the applicable SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent revokes such notice and (ii) if such determination affects the calculation of the Alternate Base Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any applicable SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.12.   If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.  The Administrative Agent shall promptly revoke any such determination promptly upon the circumstances leading to such determination ceasing to exist.

SECTION 2.14 Increased Costs.

(a)                In the event that (y) in the case of clause (i) below, the Administrative Agent or (z) in the case of clauses (ii) and (iii) below, any Lender or other Recipient, shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)                 on any date for determining the interest rate applicable to any SOFR Loan for any Interest Period that, by reason of any changes arising after the Effective Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in this Agreement for such SOFR Loan; or

(ii)               at any time, that such Lender or other Recipient shall incur increased costs or reductions in the amounts received or receivable by it hereunder in an amount that such Lender or other Recipient deems material with respect to any SOFR Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of any (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) because of (x) any Change in Law since the Effective Date (including, but not limited to, a change in requirements for any reserve, special deposit, liquidity or similar requirements (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or other Recipient) or (y) other circumstances adversely affecting the availability of Term SOFR; or

(iii)             at any time, that the making or continuance of any SOFR Loan has become unlawful by compliance by such Lender in good faith with any Change in Law since the Effective Date, or would conflict with any thereof not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Effective Date that materially adversely affects the availability of SOFR;

then, and in each such event, such Lender or other Recipient (or the Administrative Agent in the case of clause (i) above) shall (1) on or promptly following such date or time and (2) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders or other Recipients).  Thereafter (x) in the case of clause (i) above, the affected Type of SOFR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders or other Recipients that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Borrowing Request for a conversion or continuation given by the Borrower with respect to such Type of SOFR Loans that have not yet been incurred, converted or continued shall be deemed rescinded by the Borrower or, in the case of a Borrowing Request for a Borrowing of SOFR Loans, shall, at the option of the Borrower, be deemed converted into a Borrowing Request for ABR Loans to be made on the date of Borrowing contained in such Borrowing Request, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender or other Recipient, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender or other Recipient and Borrower shall determine) as shall be required to compensate such Lender or other Recipient for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender or other Recipient, showing the basis for the calculation thereof in reasonable detail, which basis must be reasonable, submitted to the Borrower by such Lender or other Recipient shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in this SECTION 2.14 as promptly as possible and, in any event, within the time period required by law.

(b)               At any time that any SOFR Loan is affected by the circumstances described in SECTION 2.14(a)(i) or SECTION 2.14(a)(iii), the Borrower may (and in the case of a SOFR Loan affected pursuant to SECTION 2.14(a)(iii) the Borrower shall) either (i) if the affected SOFR Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender or other Recipient pursuant to SECTION 2.14(a)(ii) or SECTION 2.14(a)(iii), cancel said Borrowing, or, in the case of any Borrowing, convert the related Borrowing Request into one requesting a Borrowing of ABR Loans or require the affected Lender or other Recipient to make its requested Loan as an ABR Loan, or (ii) if the affected SOFR Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender or other Recipient to Convert each such SOFR Loan into an ABR Loan; provided, however, that if more than one Lender or other Recipient is affected at any time, then all affected Lenders or other Recipients must be treated the same pursuant to this SECTION 2.14(b).

(c)                If any Lender shall have determined that after the Effective Date, any Change in Law regarding capital adequacy or liquidity by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Effective Date, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material to the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy and liquidity), then from time to time, within 10 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.14(c), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.14(c) upon the subsequent receipt of such notice.

(d)               A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.  The Administrative Agent or such Lender shall promptly revoke any such determination under this Section 2.14 promptly upon the circumstances leading to such determination ceasing to exist.

(e)                Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15 Break Funding Payments.  In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b)), or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, or (e) as a consequence of (y) any other default by the Borrower to repay or prepay any Term SOFR Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its SOFR Loans) which such Lender may sustain in connection with any such event.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

SECTION 2.16 Taxes.

(a)                All payments by the Borrower or Guarantors hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Legal Requirements. If any Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)               The Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Legal Requirements, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)                The Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(d)               Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register (as defined in Section 9.04(d)) and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(e)                As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.16, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Legal Requirements or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(2)(A), (ii)(2)(B) and (ii)(2)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)               Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:

(1)               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)             in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)              an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;

(C)              in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(D)             to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(3)               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by a Borrower or the Administrative Agent) of any other form prescribed by Legal Requirements as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Legal Requirements to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4)               if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Legal Requirements and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)               If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all reasonable third party out-of-pocket expenses (including Taxes) of such indemnified party actually incurred and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(h)               Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., Boston, Massachusetts time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its main offices in Cleveland, Ohio, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto.  If the Administrative Agent receives a payment for the account of a Lender prior to 1:00 p.m., Boston, Massachusetts time, such payment must be delivered to the Lender on the same day and if it is not so delivered due to the fault of the Administrative Agent, the Administrative Agent shall pay to the Lender entitled to the payment interest thereon for each day after payment should have been received by the Lender pursuant hereto until the Lender receives payment, at the Federal Funds Effective Rate and Borrower shall have no obligation to reimburse the Administrative Agent for such payment.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)               If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)                If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)               Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e)                If any Lender shall fail to make any payment required to be made by it pursuant to 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders.

(a)                Each Lender will notify the Borrower of any event occurring after the date of this Agreement which will entitle such Person to compensation pursuant to Sections 2.14 and 2.16 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, provided that such Person shall not be liable for the failure to provide such notice.  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any such Person or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to avoid or minimize the amounts payable, including, without limitation, the designation of a different lending office for funding or booking its Loans hereunder or the assignment of its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)               If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19 Extension.

(a)                So long as no Event of Default or Default shall be in existence on the date on which notice is given in accordance with the following clause (i) and on the then current Stated Maturity Date, Borrower may extend the Stated Maturity Date to October 1, 2023, upon satisfaction of the following: (i) delivery of a written request to Administrative Agent at least sixty (60) days, but no more than one hundred twenty (120) days, prior to the Maturity Date then in effect; (ii) payment to Administrative Agent for the benefit of the Lenders of the extension fee set forth in SECTION 2.11(d), which fee shall be payable on or before the then applicable Maturity Date; and (iii) payment by Borrower of all fees and expenses to Administrative Agent and the Lenders to the extent then due.  Such extension shall be evidenced by delivery of written confirmation of the same by Administrative Agent to Borrower, but Administrative Agent’s failure to timely deliver the notice shall not affect Borrower’s right to extend so long as the conditions contained herein are satisfied.

(b)               If the Maturity Date is extended, all of the other terms and conditions of this Agreement and the other Loan Documents (including interest payment dates) shall remain in full force and effect and unmodified, except as expressly provided for herein.  The extension of the Stated Maturity Date is subject to the satisfaction of each of the following additional conditions:

(i)                 The representations and warranties of each Credit Party set forth in this Agreement or any other Loan Document to which such Credit Party is a signatory shall be true and correct in all material respects on the date that the extension request is given to the Administrative Agent and on the first day of the extension (except to the extent such representations and warranties relate to a specified date);

(ii)               no Default or Event of Default has occurred and is continuing on the date on which the Borrower gives the Administrative Agent the extension request or on the first day of the extension;

(iii)             the Borrower shall be in compliance with all of the financial covenants set forth in Section 5.02 hereof both on the date on which the extension request is given to the Administrative Agent and on the first day of the extension;

(iv)             the Borrower shall have paid to the Administrative Agent all amounts then due and payable to any of the Lenders and the Administrative Agent under the Loan Documents, including the extension fee described in Section 2.11(d) hereof;

(v)               the Borrower shall pay for any and all reasonable out-of-pocket costs and expenses, including, reasonable attorneys’ fees and disbursements, incurred by the Administrative Agent in connection with or arising out of the extension of the Maturity Date;

(vi)             the Borrower shall execute and deliver to Administrative Agent such other documents, financial statements, instruments, certificates, opinions of counsel, reports, or amendments to the Loan Documents as the Administrative Agent shall reasonably request regarding the Credit Parties as shall be necessary to effect such extension;

(vii)           the Administrative Agent shall have received, at its option, a new Appraisal or an update to the existing Appraisal with respect to one or more of the Pool Properties; and

(viii)         a written agreement evidencing the extension is signed by the Administrative Agent, the Credit Parties and any other Person to be charged with compliance therewith, which agreement such parties agree to execute if the extension conditions set forth above have been satisfied.

SECTION 2.20 Defaulting Lenders.

(a)                Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                 Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii)               Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if: (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share; and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)             Certain Fees.  A Defaulting Lender shall not be entitled to receive any Unused Fee pursuant to Section 2.11 for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)               Defaulting Lender Cure.  If the Borrower and Administrative Agent agree in writing in their reasonable discretion that a Defaulting Lender has taken such action that it should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Defaulting Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Defaulting Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no cessation in status as Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising during the period that such Lender was a Defaulting Lender.

SECTION 2.21 Permanent Inability to Determine Rate; Benchmark Replacement.

(a)                Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., Boston, Massachusetts time, on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this Section 2.21 will occur prior to the applicable Benchmark Transition Start Date.

(b)               Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)                Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes.  The Administrative Agent will notify the Borrower and the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.21, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.21.

(d)               Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or incompliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)                Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for the applicable SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon Adjusted Term SOFR (or then-current Benchmark) will not be used in any determination of Alternate Base Rate.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders and the Administrative Agent that:

SECTION 3.01 Organization; Powers.  Parent is a corporation duly organized and validly existing under the laws of the State of Maryland.  Lead Borrower is a limited partnership duly organized and validly existing under the laws of the State of Maryland.  Each other Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Credit Party has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification or where the failure to be so qualified to do business would have a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability.  The Transactions are within the corporate, partnership or limited liability company powers (as applicable) of the respective Credit Parties and have been duly authorized by all necessary corporate, partnership or limited liability company action.  This Agreement and the Loan Documents have been duly executed and delivered by each Credit Party which is a party thereto and constitute the legal, valid and binding obligation of each such Person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or which shall be completed at the appropriate time for such filings under applicable securities laws, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Credit Party or any of the Borrower’s Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party or any of the Borrower’s Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Credit Party or any of the Borrower’s Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Credit Party or any of the Borrower’s Subsidiaries, except for the benefit of Administrative Agent on behalf of the Lenders as contemplated herein.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a)                Borrower has delivered to Administrative Agent, to the extent available, the most recently available copies of the financial statements and reports described in Section 5.01 hereof.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, except as provided therein.

(b)               Since December 31, 2020, no event has occurred which would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05 Properties.

(a)                Subject to Liens permitted by Section 6.01, each of the Borrower and its Subsidiaries has title to, or valid leasehold interests in, all Pool Properties owned by it and its other real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)               Each of the Borrower and its Subsidiaries owns, or is licensed to use, all patents and other intellectual property material to the Borrower’s business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)                Except as noted on Schedule 3.05 (as the same may be amended from time to time), the Borrowers make the following representations and warranties with respect to each Pool Property, as applicable

(i)                 Off Site Utilities.  All water, sewer, electric, gas, telephone and other utilities to the extent necessary for the use and operation of each Pool Property that has been completed are installed to the property lines of such Pool Property through dedicated public rights-of-way or through perpetual private easements approved by the Administrative Agent with respect to which the applicable Mortgage creates a valid and enforceable first lien or security title and are connected to the Buildings comprising such Pool Property with valid permits and are adequate to service such Buildings in compliance with Legal Requirement.

(ii)               Access, Etc.  Except as shown on the Surveys for the Pool Properties, the streets abutting such Pool Property are dedicated and accepted public roads, to which such Pool Property has direct access by trucks and other motor vehicles and by foot, or are perpetual private ways (with direct access by motor vehicles and by foot to public roads) to which such Pool Property has direct access approved by the Administrative Agent and with respect to which the applicable Mortgage creates a valid and enforceable first lien or security title.  All private ways providing access to such Pool Property are zoned in a manner which will permit access to the Buildings comprising or located on, as applicable, such Pool Property over such ways by trucks and other motor vehicles.

(iii)             Independent Building.  Unless otherwise disclosed to the Administrative Agent, or reflected in the written reports and Surveys provided to or obtained on behalf of the Administrative Agent, any Buildings located on the Pool Properties are fully independent in all material respects, or have necessary recorded easements in place with respect to parking structures that are part of integrated building projects, including, without limitation, in respect of structural integrity, heating, ventilating and air conditioning, plumbing, mechanical and other operating and mechanical systems, and electrical, sanitation and water systems, all of which are connected directly to offsite utilities located in public streets or ways or through insured perpetual private easements approved by the Administrative Agent.  Each Building is located on a lot which is separately assessed from any property other than Pool Property for purposes of real estate tax assessment and payment.  The Buildings, all personal property of the owners of such Pool Property therein and all paved or landscaped areas related to or used in connection with the Buildings are located wholly within the perimeter lines of the lot or lots on which such Pool Property is located, except as may be specifically shown on the Survey for such Pool Property.  To the Credit Parties’ knowledge, there are no Buildings, improvements or other material matters affecting such Pool Property which should be shown on a current and accurate survey of such Pool Property other than those shown on the Survey provided to the Administrative Agent.

(iv)             Condition of Building; No Asbestos.  Except as may otherwise be specifically disclosed in any written engineering report furnished by the Credit Parties to the Administrative Agent prior to acceptance of a Pool Property in the Collateral, the Buildings comprising such Pool Property are to Credit Parties’ knowledge structurally sound, in good repair and free of material defects in materials and workmanship and have been constructed, and installed in material compliance with the plans and specifications relating thereto.  Except as disclosed in written reports delivered to the Administrative Agent in connection with the inclusion of such Individual Property as a Pool Property, to the Credit Parties’ knowledge all major building systems located within each such Building, including without limitation heating, ventilating and air conditioning, electrical, sprinkler, plumbing or other mechanical systems (but excluding any systems which are required to be maintained by tenants), are in good working order and condition.  Except as disclosed in a written engineering report or in a report of an Environmental Engineer delivered to the Administrative Agent in connection with the inclusion of such Individual Property as a Pool Property, no asbestos is located in or on any Building comprising a Pool Property, except for nonfriable asbestos or contained friable asbestos which is being monitored and/or remediated in accordance with the recommendations of an Environmental Engineer, and, in each case, except for nonfriable asbestos or contained friable asbestos which is being monitored and/or remediated in accordance with the recommendations of an Environmental Engineer.

(v)               Building Compliance with Law.  Except as disclosed in written reports provided to the Administrative Agent in connection with the inclusion of such Individual Property as a Pool Property, to the Credit Parties’ knowledge the Buildings as presently constructed, used, occupied and operated do not violate any applicable federal or state law or governmental regulation, or any local ordinance, order or regulation, including but not limited to laws, regulations, or ordinances relating to zoning, building use and occupancy, subdivision control, fire protection, health, sanitation, safety, handicapped access, historic preservation and protection, tidelands, wetlands, flood control and Environmental Laws, including without limitation, the American With Disabilities Act or any state laws regarding disability requirements, or any lease, agreement, declaration, covenant or instrument to which Parent, Borrower, any Subsidiary Credit Party or its respective Pool Property may be subject (hereinafter referred to as the “Requirements”).  Except as shown on the Survey for such Pool Property, such Pool Property is not located in a flood hazard area as defined by the Federal Insurance Administration.  Except as disclosed in written reports provided to the Administrative Agent, such Pool Property is not located in Zone 3 or Zone 4 of the “Seismic Zone Map of the U.S.”  Except as disclosed in written reports provided to the Administrative Agent in connection with the inclusion of such Property as a Pool Property, to the Credit Parties’ knowledge, each Building located on a Pool Property complies with applicable zoning laws and regulations and is not a so called non-conforming use.  Except as disclosed in written reports provided to the Administrative Agent in connection with the inclusion of Real Property as a Pool Property, the zoning laws permit use of each Building for its current use.  Except as disclosed in written reports provided to the Administrative Agent in connection with the inclusion of such Individual Property as a Pool Property, there is such number of parking spaces on the lot or lots on which such Pool Property is located as is adequate under the zoning laws and regulations to permit use of each Building for its current use.  Such Pool Property constitutes separate parcels, which have been properly subdivided in accordance with all applicable state and local laws, regulations and ordinances to the extent required thereby, and neither the execution and delivery of the applicable Mortgage nor the exercise of any remedies thereunder by the Administrative Agent shall violate any such law or regulation relating to the subdivision of real property.  To the Credit Parties’ knowledge, there is no evidence of illegal activities with respect to controlled substances on such Pool Property.

(vi)             No Required Pool Property Consents, Permits, Etc.  Neither any Borrower nor any Guarantor has received any written notice of, and has no knowledge of, any approvals, consents, licenses, permits, utility installations and connections (including, without limitation, drainage facilities), curb cuts and street openings, required by Legal Requirement affecting such Pool Property for the maintenance, operation, servicing and use of such Pool Property or any Building for its current use (hereinafter referred to as the “Project Approvals”) which have not been granted, effected, or performed and completed (as the case may be), or any fees or charges therefor which have not been fully paid, or which are no longer in full force and effect.  No Project Approvals will terminate, or become void or voidable or terminable on any foreclosure sale of such Pool Property pursuant to the applicable Mortgage.  To the Credit Parties’ knowledge, except as disclosed to the Administrative Agent, there are no outstanding notices, suits, orders, decrees or judgments relating to zoning, building use and occupancy, fire, health, sanitation or other violations affecting, against, or with respect to, such Pool Property or any part thereof.

(vii)           No Violations.  No Credit Party has received any notice of, nor has any knowledge of, any violation of any applicable Legal Requirements or Project Approvals or any other material violation of restrictions or agreements by which any Credit Party or such Pool Property is bound which would have a Material Adverse Effect.

(viii)         Insurance.  No Credit Party has received any notice from any insurer or its agent requiring performance of any work with respect to such Pool Property or canceling or threatening to cancel any policy of insurance, and such Pool Property complies with the requirements of all of the applicable Credit Party’s insurance carriers.

(ix)             Real Property and other Taxes; Special Assessments.  There are no unpaid or outstanding real estate or other taxes or assessments on or against such Pool Property or any part thereof, including, without limitation, any payments in lieu of taxes, which are payable by any Credit Party (except only real estate or other taxes or assessments, that are not yet delinquent or subject to any penalties, interest or other late charges or are being contested in accordance with Section 5.05).  There are no unpaid or outstanding gross receipts, rent or sales taxes payable by any Credit Party, with respect to the use and operation of such Pool Property which are due and payable, unless being contested in accordance with Section 5.05.  The Credit Parties have delivered to the Administrative Agent true and correct copies of real estate tax bills and private assessments for such Pool Property for the past year.  Except as disclosed to the Administrative Agent, no abatement proceedings are pending with reference to any real estate taxes or private assessments assessed against such Pool Property.  Except as disclosed to the Administrative Agent, there are no betterment assessments or other special assessments presently pending with respect to any portion of such Pool Property, and neither any Borrower nor any Guarantor has received any notice of any such special assessment being contemplated.

(x)               Historic Status.  No Building comprising or located on such Pool Property, to the Credit Parties’ knowledge, is a historic structure or landmark and no Building or Pool Property is located within any historic district pursuant to any federal, state or local law or governmental regulation.

(xi)             Eminent Domain; Casualty.  There are no pending eminent domain proceedings against such Pool Property or any part thereof, and, to the knowledge of the Borrowers, no such proceedings are presently threatened or contemplated by any taking authority.  Neither such Pool Property, any Building comprising or located on such Pool Property nor any part thereof is now materially damaged or injured as a result of any fire, explosion, accident, flood or other casualty.

(xii)           No Options or Other Material Agreements.  Except as disclosed to the Administrative Agent, as of the date of acceptance of such Individual Property as a Pool Property, no Person has any right of first refusal, right of first offer or other option to acquire such Pool Property or any Building on a Pool Property or any portion thereof or interest therein.  Except as set forth in the Title Policy, there are no material agreements (exclusive of service contracts and other customary operational agreements) pertaining to such Pool Property other than as described in this Agreement (including the Schedules hereto) or the Title Policy except for those that can be terminated upon at least thirty (30) days’ notice.

(xiii)         Mold Condition.  Neither the improvements located on such Pool Property nor any operations therein, is now or has during the applicable Borrower’s period of ownership been materially damaged, impacted, or otherwise affected by or subject to the growth or existence of a Mold Condition (as defined in the Environmental Indemnity).

(xiv)         Homestead.  No Pool Property forms part of any property owned, used or claimed by any Borrower or Guarantor as a residence or business homestead and is not exempt from forced sale under the laws of the State in which such Pool Property is located.  Each Borrower for itself and each Guarantor hereby disclaim and renounce each and every claim to all or any portion of the Pool Property as a homestead.

(d)               To each Credit Party’s knowledge, all franchises, licenses, authorizations, rights of use, governmental approvals and permits (including all certificates of occupancy and building permits) required to have been issued by Governmental Authority to enable all Real Property owned or leased by Borrower or any of its Subsidiaries to be operated as then being operated have been lawfully issued and are in full force and effect, other than those which the failure to obtain in the aggregate would not be reasonably expected to have a Material Adverse Effect.  No Credit Party is in violation of the terms or conditions of any such franchises, licenses, authorizations, rights of use, governmental approvals and permits, which violation would reasonably be expected to have a Material Adverse Effect.

(e)                None of the Credit Parties has received any notice or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property owned or leased by Borrower or any of its Subsidiaries or any part thereof, or any proposed termination or impairment of any parking (except as contemplated in any approved expansion approved by Administrative Agent), at any such owned or leased Real Property or of any sale or other disposition of any Real Property owned or leased by Borrower or any of its Subsidiaries or any part thereof in lieu of condemnation, which in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(f)                Except for events or conditions which would not reasonably be expected to have, in the aggregate, a Material Adverse Effect, (i) no portion of any Real Property owned or leased by Borrower or any of its Subsidiaries has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its condition prior to such casualty, and (ii) no portion of any Real Property owned or leased by Borrower or any of its Subsidiaries is located in a special flood hazard area as designated by any federal Government Authorities or any area identified by the insurance industry or other experts acceptable to the Administrative Agent as an area that is a high probable earthquake or seismic area, except as set forth on Schedule 3.05.

SECTION 3.06 Intellectual Property.  To the knowledge of each Credit Party, such Credit Party owns, or is licensed to use, all patents and other intellectual property material to its business, and the use thereof by such Credit Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  To the knowledge of each Credit Party, there are no material slogans or other advertising devices, projects, processes, methods, substances, parts or components, or other material now employed, or now contemplated to be employed, by any Credit Party with respect to the operation of any Real Property, and no claim or litigation regarding any slogan or advertising device, project, process, method, substance, part or component or other material employed, or now contemplated to be employed by any Credit Party, is pending or threatened, the outcome of which would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07 Litigation and Environmental Matters.

(a)                Except as set forth in Schedule 3.07 attached hereto, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Credit Party or any of the Borrower’s Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any Pool Property, or the Transactions.

(b)               Except as disclosed in the environmental reports delivered to the Administrative Agent (which the Administrative Agent shall promptly deliver to the Lenders)  obtained with respect to a Real Property and with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i)                 to the knowledge of the Credit Parties, all Real Property leased or owned by Borrower or any of its Subsidiaries is free from contamination by any Hazardous Material, except to the extent such contamination would not reasonably be expected to cause a Material Adverse Effect;

(ii)               to the knowledge of the Credit Parties, the operations of Borrower and its Subsidiaries, and the operations at the Real Property leased or owned by Borrower or any of its Subsidiaries are in compliance with all applicable Environmental Laws, except to the extent such noncompliance would not reasonably be expected to cause a Material Adverse Effect;

(iii)             neither the Borrower nor any of its Subsidiaries have known liabilities with respect to Hazardous Materials and, to the knowledge of each Credit Party, no facts or circumstances exist which could reasonably be expected to give rise to liabilities with respect to Hazardous Materials, in either case, except to the extent such liabilities would not reasonably be expected to have a Material Adverse Effect;

(iv)             To the best of the Borrower’s knowledge, (A) the Borrower and its Subsidiaries and all Real Property owned or leased by Borrower or its Subsidiaries have all Environmental Permits necessary for the operations at such Real Property and are in compliance with such Environmental Permits; (B) there are no legal proceedings pending nor, to the knowledge of any Credit Party, threatened to revoke, or alleging the violation of, such Environmental Permits; and (C) none of the Credit Parties have received any notice from any source to the effect that there is lacking any Environmental Permit required in connection with the current use or operation of any such properties, in each case, except to the extent the nonobtainment or loss of an Environmental Permit would not reasonably be expected to have a Material Adverse Effect;

(v)               neither the Real Property currently leased or owned by Borrower nor any of its Subsidiaries, nor, to the knowledge of any Credit Party, (x) any predecessor of any Credit Party, nor (y) any of Credit Parties’ Real Property owned or leased in the past, nor (z) any owner of Real Property leased or operated by Borrower or any of its Subsidiaries, are subject to any outstanding written order or contract, including Environmental Liens, with any Governmental Authority or other Person, or to any federal, state, local, foreign or territorial investigation of which a Credit Party has been given notice respecting (A) Environmental Laws, (B) Remedial Action, (C) any Environmental Claim; or (D) the Release or threatened Release of any Hazardous Material, in each case, except to the extent such written order, contract or investigation would not reasonably be expected to have a Material Adverse Effect;

(vi)             none of the Credit Parties are subject to any pending legal proceeding alleging the violation of any Environmental Law nor, to the knowledge of each Credit Party, are any such proceedings threatened, in either case, except to the extent any such proceedings would not reasonably be expected to have a Material Adverse Effect;

(vii)           neither the Borrower nor any of its Subsidiaries nor, to the knowledge of each Credit Party, any predecessor of any Credit Party, nor to the knowledge of each Credit Party, any owner of Real Property leased by Borrower or any of its Subsidiaries, have filed any notice under federal, state or local, territorial or foreign law indicating past or present treatment, storage, or disposal of or reporting a Release of Hazardous Material into the environment, in each case, except to the extent such Release of Hazardous Material would not reasonably be expected to have a Material Adverse Effect;

(viii)         none of the operations of the Borrower or any of its Subsidiaries or, to the knowledge of each Credit Party, of any owner of premises currently leased by  Borrower or any of its Subsidiaries or of any tenant of premises currently leased from Borrower or any of its Subsidiaries, involve or previously involved the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Part 261.3 (in effect as of the date of this Agreement) or any state, local, territorial or foreign equivalent, in violation of Environmental Laws;

(ix)             to the knowledge of the Credit Parties, there is not now, nor has there been in the past (except, in all cases, to the extent the existence thereof would not reasonably be expected to have a Material Adverse Effect), on, in or under any Real Property leased or owned by Borrower or any of its Subsidiaries, or any of their predecessors (A) any underground storage tanks or surface tanks, dikes or impoundments (other than for surface water); (B) any friable asbestos-containing materials; (C) any polychlorinated biphenyls; or (D) any radioactive substances other than naturally occurring radioactive material; and

(x)               (i) The Real Property of the Borrower and its Subsidiaries is not and will not be used for the handling, processing, storage or disposal of Hazardous Materials except in compliance with applicable Environmental Laws; (ii) in the course of any business activities conducted by the Borrower and its Subsidiaries, no Hazardous Materials have been generated or are being used on such Real Property except in the ordinary course of such Person’s business and in compliance with applicable Environmental Laws; (iii) to the Borrower’s knowledge, there has been no past or present Release or threatened Release of Hazardous Materials on, upon, into or from any of such Real Property, which Release would reasonably be expected to have a Material Adverse Effect; (iv) to the Borrower’s knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any such Real Property which, through soil or groundwater contamination, have come to be located on the Borrower’s or its Subsidiaries’ Real Property; and (v) to the Borrower’s knowledge, any Hazardous Materials that have been generated on the Borrower’s or its Subsidiaries’ Real Property have been transported off‑site in accordance with all applicable Environmental Laws.

SECTION 3.08 Compliance with Laws and Agreements.  Each of the Credit Parties is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or to its knowledge, its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.09 Investment and Holding Company Status.  Neither any of the Credit Parties nor any of the Borrower’s Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.10 Taxes.  Each Credit Party and each of the Borrower’s Subsidiaries has timely filed or caused to be filed all income and other material Tax returns and reports required to have been filed in any jurisdiction (taking into account any available extensions for which such Credit Party have filed and (to the extent applicable) which have been granted) and has paid or caused to be paid all income and other material Taxes, assessments, fees, and other governmental charges required to have been paid by it, except such Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves.

SECTION 3.11 ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  The Borrower does not have any Plans as of the date hereof.  As to any future Plan the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) will not exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) will not exceed the fair market value of the assets of all such underfunded Plans.

SECTION 3.12 Disclosure.  The Borrower has disclosed or made available to the Lenders all agreements, instruments and corporate or other restrictions to which it, any other Credit Party, or any of its Subsidiaries is subject, and all other matters known to it, that, in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and is under no obligation to update any such projections.

SECTION 3.13 Insurance.  Borrower shall maintain (or cause its Subsidiaries (or tenants)) to maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by any Legal Requirement. Such insurance shall, in any event, include terrorism coverage, but solely to the extent that such coverage is available on commercially reasonable terms (including price).  Borrower has provided to Administrative Agent an insurance schedule which accurately sets forth, in all material respects, as of the Effective Date, all insurance policies and programs currently in effect with respect to the assets and business of Borrower and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof and (v) the expiration date thereof, with Administrative Agent, for the benefit of the Lenders, being named as mortgagee, additional insured and loss payee, as applicable, with respect to Pool Properties.  Such insurance policies and programs (or such other similar policies as are permitted pursuant to Section 5.06) are currently in full force and effect, and, together with payment by the insured of scheduled deductible payments, are in amounts sufficient to cover the replacement value of the respective assets of the Borrower and its Subsidiaries.

SECTION 3.14 Margin Regulations. The Borrower is not engaged, nor will engage, in the business of purchasing or carrying margin stock or extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no proceeds of any Loan will be used to purchase or carry any margin stock.

SECTION 3.15 Subsidiaries.  As of the Effective Date, the Parent has only the Subsidiaries listed on Schedule 3.15 attached hereto.

SECTION 3.16 OFAC.  None of the Borrower, any of the other Credit Parties, any of the other Subsidiaries, or any other Affiliate of the Borrower is (or will be) (i) a Sanctioned Person, (ii) located, organized or resident in a Designated Jurisdiction or (iii) to the best of the Borrower’s knowledge, without any independent inquiry, is or has been (within the previous five (5) years) engaged in any transaction with any Sanctioned Person or any Person who is located, organized or resident in any Designated Jurisdiction to the extent that such transactions would violate Sanctions, or (iv) has violated any Anti-Money Laundering Law in any material respect. Each Credit Party and its Subsidiaries, and to the knowledge of the Credit Parties, each director, officer, employee, agent and Affiliate of the Credit Parties and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects.  The Credit Parties have implemented and maintain in effect policies and procedures designed to promote and achieve compliance with the Anti-Corruption Laws and applicable Sanctions.

SECTION 3.17 Solvency.  As of the Effective Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, no Credit Party is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, each Credit Party is able to pay its debts as they become due, and each Credit Party has sufficient capital to carry on its business.

SECTION 3.18 Brokers.  No Credit Party nor any of its Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder, other than Houlihan Lokey, Inc..

SECTION 3.19 Leases.  The Borrower has delivered to the Administrative Agent true and complete copies of the Leases (if any) and any amendments thereto relating to each Pool Property.  The Leases previously delivered to the Administrative Agent as described in the preceding sentence constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Pool Property.  Except as set forth in Schedule 3.19, the Leases (if any) reflected therein are, as of the date of inclusion of the applicable Pool Property, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and except as reflected in Schedule 3.19, no Borrower has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of the Borrower, there is no basis for any such claim or notice of default by any tenant which would result in a Material Adverse Effect.  Borrower knows of no condition which with the giving of notice or the passage of time or both would constitute a default on the part of any tenant with respect to the material terms under a Lease or of the respective Borrower as landlord under the Lease. No security deposit or advance rental or fee payment has been made by any lessee or licensor under the Leases except as may be specifically designated in the copies of the Leases furnished to the Administrative Agent. No property other than the Pool Property which is the subject of the applicable Lease is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease.

SECTION 3.20 Ground Lease.

(a)                Each Eligible Ground Lease contains the entire agreement of the applicable Credit Party and the applicable owner of the fee interest in such real property (the “Fee Owner”), pertaining to the Real Property covered thereby.  With respect to Real Property subject to a Eligible Ground Lease, the applicable Credit Party has no estate, right, title or interest in or to the Real Property except under and pursuant to the Eligible Ground Lease or except as may be otherwise approved in writing by Administrative Agent.  The applicable Credit Party has delivered a true and correct copy of the Eligible Ground Lease to the Administrative Agent and the Eligible Ground Lease has not been modified, amended or assigned, with the exception of written instruments that have been recorded in the applicable Real Property records for such Real Property.

(b)               To the knowledge of the Credit Parties, the applicable Fee Owner is the exclusive fee simple owner of the Real Property and of the lessor’s interest in the Eligible Ground Lease.

(c)                There are no rights to terminate the Eligible Ground Lease other than the applicable Fee Owner’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the Eligible Ground Lease.

(d)               Each Eligible Ground Lease is in full force and effect and, to the Borrower’s knowledge, no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under any Eligible Ground Lease (a “Ground Lease Default”) exists or has occurred on the part of a Credit Party or on the part of a Fee Owner under any Eligible Ground Lease.  All base rent and additional rent, if any, due and payable under each Eligible Ground Lease has been paid through the date hereof and no Credit Party is required to pay any deferred or accrued rent after the date hereof under any Eligible Ground Lease.  No Credit Party has received any written notice that a Ground Lease Default has occurred or exists, or that any Fee Owner or any third party alleges the same to have occurred or exist.

(e)                The applicable Credit Party is the exclusive owner of the ground lessee’s interest under and pursuant to each Eligible Ground Lease and has not assigned, transferred or encumbered its interest in, to, or under the Eligible Ground Lease.

SECTION 3.21 Affected Financial Institution.  No Credit Party is an Affected Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                The Administrative Agent (or its counsel) shall have received from each Credit Party either (i) a counterpart of this Agreement and all other Loan Documents to which it is party signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of each such Loan Document other than the Notes) that such party has signed a counterpart of the Loan Documents, together with copies of all Loan Documents.

(b)               The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Borrower and the Guarantor, and such other counsel as the Administrative Agent may approve, covering such matters relating to the Credit Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinion.

(c)                The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement (including each Credit Party’s compliance with Section 9.14 and other customary “know your customer” requirements) or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)               The Administrative Agent shall have received searches of Uniform Commercial Code (“UCC”) filings (or their equivalent) together with such other customary lien, litigation and bankruptcy searches as the Administrative Agent may require.

(e)                The Administrative Agent shall have received a Compliance Certificate, signed by a Financial Officer of Borrower, in form and substance satisfactory to the Administrative Agent.

(f)                The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g)               At least five (5) Business Days prior to the Effective Date:

(i)                  Borrower shall have provided all information requested by the Administrative Agent and each Lender in order for Administrative Agent or such Lender to comply with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act, and the Administrative Agent and each Lender shall have completed such compliance processes with respect to Borrower; and

(ii)               If Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation it shall deliver a Beneficial Ownership Certification or controlling party certification in relation to such Borrower to each Lender.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event.  The obligation of each Lender (as applicable) to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)                The representations and warranties of each Credit Party set forth in this Agreement or in any other Loan Document shall be true and correct on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which, case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02(a), the representations and warranties contained in Section 3.04 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.01.

(b)               At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c)                The Borrower shall have complied with Section 2.03.

(d)               The Administrative Agent shall have received a Borrowing Base Certificate signed by a Financial Officer of Borrower.

(e)                Administrative Agent shall have received the documents set forth in Section 5.13(b) with respect to each Pool Property included in the calculation of the Borrowing Base Availability.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section.

ARTICLE V

  Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements; Ratings Change and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                within 120 days after the end of each fiscal year of the Parent, Parent’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, together with all notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing and in good standing with the Public Company Accounting Oversight Board (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)               within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, Parent’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year prepared by Parent, together with all notes thereto, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c)                concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate of a Financial Officer of the Parent (the “Compliance Certificate”) in the form of Exhibit B attached hereto and a borrowing base certificate of a Financial Officer of the Lead Borrower (the “Borrowing Base Certificate”) in the form of Exhibit G attached hereto, together with operating statements, Rent Rolls (as applicable), and aged receivables listing for each Pool Property in form and substance reasonably satisfactory to the Administrative Agent;

(d)               promptly after the same become publicly available for Forms 10-K and 10-Q described below (unless available publicly), and upon written request for items other than Forms 10-K and 10-Q described below, copies of all periodic and other reports, proxy statements and other materials filed by the Parent, the Borrower or any Subsidiary with the Securities and Exchange Commission (including registration statements and reports on Form 10-K, 10-Q and 8-K (or their equivalents)), or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent or the Borrower to its shareholders generally, as the case may be;

(e)                [Reserved];

(f)                to the extent requested by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent of the timely payment of all real estate taxes for the Pool Properties or of the contest of such taxes in accordance with Section 5.05;

(g)               promptly upon becoming aware thereof, notice of the breach, nonperformance, cancellation or failure to renew by any party under any Material Contract; and

(h)               promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary of the Borrower, the Pool Properties, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02 Financial Tests.  The Parent and the Borrower shall comply or cause compliance with the following covenants, on a consolidated basis in accordance with GAAP, tested as of the close of each calendar quarter:

(a)                The Total Leverage Ratio shall not exceed sixty five percent (65.0%) at any time;

(b)               The Fixed Charge Coverage Ratio shall not be less than (i) from April 1, 2022 until June 30, 2022, 1.0 to 1.0, (ii) from July 1, 2022 until September 30, 2022, 1.20 to 1.0, and (iii) thereafter, 1.40 to 1.00;

(c)                Tangible Net Worth shall not be less than (i) $206,908,200, plus (B) ninety percent (90%) of the net proceeds (gross proceeds less reasonable and customary costs of sale and issuance paid to Persons not Affiliates of any Credit Party, less, to the extent reasonably approved by the Administrative Agent in connection with such issuance, commissions paid to Affiliates, due diligence fees, and operational and organizational costs and expenses) received by the Parent or the Borrower at any time from the issuance of stock (whether common, preferred or otherwise) of the Parent or the Borrower after the date of this Agreement;

(d)               The Parent and Borrower shall at all times when the Fixed Charge Coverage Ratio is less than 1.60 to 1.0 maintain a minimum Liquidity of not less than $5,000,000; and

(e)                there shall be no less than eight (8) Pool Properties with an aggregate Pool Value of not less than $100,000,000 at any time.

SECTION 5.03 Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender written notice of the following promptly after it becomes aware of same (unless specific time is set forth below):

(a)                the occurrence of any Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”;

(b)               within five (5) Business Days after the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)                within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against Borrower, any other Credit Party, or any Subsidiary thereof that, alone or together with any other judgment, is in an amount in excess of $2,500,000;

(d)               within five (5) Business Days after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $2,500,000.00;

(e)                within three (3) Business Days after becoming aware of (i) any known Release, or threat of Release, of any Hazardous Materials in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that any Credit Party or Subsidiary thereof reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any written inquiry, proceeding, or investigation, including a written notice from any agency of potential Environmental Liability, of any federal, state or local environmental agency or board, that in the case of either clauses (i) – (iii) above involves any Pool Property or would otherwise reasonably be expected to have a Material Adverse Effect;

(f)                promptly after obtaining knowledge of any default in the performance or observance of any of the terms, covenants and conditions under an Eligible Ground Lease.  The Borrower will promptly deliver to the Administrative Agent copies of all material notices, certificates, requests, demands and other instruments received from or given to Borrower or a Subsidiary Borrower under an Eligible Ground Lease;

(g)               promptly following any change in beneficial ownership of the Borrower that would render any statement in the existing Beneficial Ownership Certification materially untrue or inaccurate, the Borrower will deliver to the Agent and each requesting Lender an updated Beneficial Ownership Certification for the Borrower; and

(h)               any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Within five (5) Business Days after receiving any notice under this Section 5.03, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

SECTION 5.04 Existence; Conduct of Business.  Each Credit Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02.

SECTION 5.05 Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, which, in the case of any Collateral or Pool Property, shall suspend the collection thereof with respect to such property or which have been bonded over and neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture, or loss by reason of such proceeding, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties; Insurance.

(a)                The Borrower will, and will cause each of its Subsidiaries or tenants, as applicable, to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as required pursuant to clause (c) below.

(b)               The Borrower and each Credit Party will pay and discharge (i) all taxes, assessments, maintenance charges, permit fees, impact fees, development fees, capital repair charges, utility reservations and standby fees and all other similar impositions of every kind and character charged, levied, assessed or imposed against any interest in any Pool Property owned by it, as they become payable and before they become delinquent, except where such claims are being contested in accordance with Section 5.05, as well as (ii) all claims for labor, materials or supplies, that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Pool Properties or other property such Person.  The Borrower shall furnish receipts evidencing proof of such payment to the Administrative Agent promptly after payment and before delinquency.

(c)                The Borrower shall, at its own cost and expense, procure and maintain for the benefit of the Borrower, each other Credit Party, and the Administrative Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are reasonably acceptable to the Administrative Agent, taking into consideration the property size, use, and location that a commercially prudent lender would require, providing the following types of insurance covering each Pool Property:

(i)                 An all-risk policy of permanent property insurance insuring the Pool Property against all risks of any kind or character except those permitted by the Administrative Agent in writing to be excluded from coverage thereunder.

(ii)               A boiler and machinery insurance policy covering loss or damage to all portions of the Pool Property comprised of air-conditioning and heating systems, other pressure vessels, machinery, boilers or high pressure piping.

(iii)             An all-risk policy of insurance covering loss of earnings and/or rents from the Pool Property in the event that the Pool Property is not available for use or occupancy due to casualty, damage or destruction required to be covered by the policies of insurance described in (i) and (ii) above, at least in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income, for the Pool Property for a twelve (12) month period, including a provision for an extended period of indemnity of not less than one year.

(iv)             Commercial general liability, auto liability, umbrella or excess liability and worker’s compensation insurance against claims for bodily injury, death or property damage occurring on, in or about the Pool Property in an amount and containing terms acceptable to the Administrative Agent and, with respect to workers’ compensation insurance with limits as required by applicable law.

(v)               Pollution liability insurance with a maximum policy limit for all Pool Properties in the aggregate of no less than $10,000,000.00 (or such lesser amount acceptable to Administrative Agent) and otherwise containing terms acceptable to the Administrative Agent and in legal form satisfactory to counsel for the Administrative Agent.

(vi)             Such other insurance against other insurable hazards, risks or casualties which at the time are commonly insured against in the case of owners and premises similarly situated, due regard being given to the financial condition of the Borrower, the height and type of the Pool Property, its construction, location, use and occupancy.

(vii)           All required insurance will be written on forms reasonably acceptable to the Administrative Agent and by companies having a Best’s Insurance Guide Rating of not less than A or A+ (subject to the requirements of any Lease in place as of the date a Borrower acquires a Pool Property) and which are otherwise acceptable to the Administrative Agent and such insurance (other than third party liability insurance) shall be written or endorsed so that all losses are payable to the Administrative Agent, as Administrative Agent for the Lenders.  The original policies or certificates of insurance evidencing such insurance with respect to any Pool Properties shall be delivered by the Borrower to the Administrative Agent.  Each such policy shall expressly prohibit cancellation or modification of insurance without thirty (30) days’ written notice to the Administrative Agent.  The Borrower agrees to furnish (only to the extent available in the event such premiums are paid directly by tenants) due proof of payment of the premiums for all such insurance to Administrative Agent promptly after each such payment is made and in any case at least fifteen (15) days before payment becomes delinquent. The Borrower shall deliver certificates of insurance for all such policies to the Agent, and the Borrowers shall promptly furnish to the Agent duplicate originals or certified copies of all such policies, all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid.  At least ten (10) days prior to the expiration date of the policies, the Borrower shall deliver to the Administrative Agent evidence of continued coverage, including a certificate of insurance, as may be reasonably satisfactory to the Administrative Agent; provided, however, if Borrower is continuing insurance renewal negotiations at such date, then Borrower shall inform Administrative Agent in writing of the status of such insurance renewal negotiations and any anticipated or potential material changes in coverages, deductibles or limits, and shall in any event provide evidence of extension, renewal or replacement prior to the expiration date of the current policies.

(d)               Except as may be required under the terms of any Approved Lease, all proceeds of insurance with respect to any Pool Properties shall be paid to Administrative Agent and, at Administrative Agent’s option, be applied to Borrower’s Obligations or released, in whole or in part, to pay for the actual cost of repair, restoration, rebuilding or replacement (collectively, “Cost To Repair”).  If the Cost To Repair does not exceed twenty percent (20%) of the Pool Value of the subject Pool Property, provided no Event of Default is then in existence, Administrative Agent shall release so much of the insurance proceeds as may be required to pay for the actual Cost to Repair in accordance with and subject to the provisions of Section 5.06(e) below.

(e)                If Administrative Agent elects or is required to release insurance proceeds with respect to Pool Properties, Administrative Agent may impose (subject to the requirements of any Approved Lease), reasonable conditions on such release which shall include, but not be limited to, the following:

(i)                 Prior written approval by Administrative Agent, which approval shall not be unreasonably withheld or delayed of plans, specifications, cost estimates, contracts and bonds for the restoration or repair of the loss or damage;

(ii)               Waivers of lien, architect’s certificates, contractor’s sworn statements and other evidence of costs, payments and completion as Administrative Agent may reasonably require;

(iii)             If the Cost To Repair does not exceed $500,000.00, the funds to pay therefor shall be released to Borrower. Otherwise, funds shall be released upon final completion of the repair work, unless Borrower requests earlier funding, in which event partial monthly disbursements equal to 90% of the value of the work completed shall be made prior to final completion of the repair, restoration or replacement and the balance of the disbursements shall be made upon full completion and the receipt by Administrative Agent of satisfactory evidence of payment and release of all liens;

(iv)             Determination by Administrative Agent that the undisbursed balance of such proceeds on deposit with Administrative Agent, together with additional funds deposited for the purpose, shall be at least sufficient to pay for the remaining Cost To Repair, free and clear of all liens and claims for lien;

(v)               All work to comply with the standards, quality of construction and Legal Requirements applicable to the original construction of the Pool Property;

(vi)             in Administrative Agent’s good faith judgment the repair work is likely to be completed at least three (3) months prior to the Maturity Date; and

(vii)           each tenant of the Pool Property which might otherwise have a right to terminate its lease on account of such casualty shall have waived its right to so terminate conditioned only upon the repair work being completed within a reasonable period of time acceptable to Administrative Agent or such period as is expressly provided in the applicable leases, whichever is longer, so long as the period does not exceed the period for which rent loss insurance is available.

(f)                Subject to the requirements of any Approved Lease, if there is any condemnation for public use of a Pool Property or of any Collateral, the awards on account thereof shall be paid to Administrative Agent and shall be applied to Borrower’s Obligations, or at Administrative Agent’s discretion, released to Borrower.  If, in the case of a partial taking or a temporary taking, in the sole judgment of Administrative Agent the effect of such taking is such that there has not been a material and adverse impairment of the viability of the Pool Property or the value of the Collateral, so long as no Default exists Administrative Agent shall release awards on account of such taking to Borrower if such awards are sufficient (or amounts sufficient are otherwise made available) to repair or restore the Administrative Property to a condition reasonably satisfactory to Administrative Agent subject to the requirements of Section 5.06(e).

SECTION 5.07 Books and Records; Inspection Rights.

(a)                The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

(b)               The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and at such Person’s expense so long as no Event of Default has occurred and is continuing and subject to rights of tenants, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided such visits and inspections shall be limited to one (1) per year so long as no Event of Default has occurred and is continuing.

SECTION 5.08 Compliance with Laws, Charter Documents, etc..  Each Credit Party will, and will cause each of its Subsidiaries to, comply with (i) all material laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all material agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09 Use of Proceeds.  The proceeds of the Loans will be used to finance or refinance, on a bridge basis, the acquisition of Real Property, including repayment of debt encumbering any Pool Properties, working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for financing, funding or completing the hostile acquisition of publicly traded Persons or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.10 Fiscal Year.  Borrower shall maintain as its fiscal year the twelve (12) month period ending on December 31 of each year.

SECTION 5.11 Environmental Matters.

(a)                Borrower shall comply and shall cause each of its Subsidiaries and each Real Property owned or leased by such parties to comply in all material respects with all applicable Environmental Laws currently or hereafter in effect, except to the extent noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b)               If the Administrative Agent or the Required Lenders at any time have a reasonable basis to believe that there may be a material violation of any Environmental Law related to any Real Property owned or leased by Borrower or any of its Subsidiaries, or Real Property adjacent to such Real Property, which would reasonably be expected to have a Material Adverse Effect, then Borrower agrees, upon request from the Administrative Agent (which request may be delivered at the option of Administrative Agent or at the direction of Required Lenders), to provide the Administrative Agent, at the Borrower’s expense, with such reports, certificates, engineering studies or other written material or data as the Administrative Agent or the Required Lenders may reasonably require so as to reasonably satisfy the Administrative Agent and the Required Lenders that any Credit Party or Real Property owned or leased by them is in material compliance with all applicable Environmental Laws.

(c)                Borrower shall, and shall cause each of its Subsidiaries to, take such Remedial Action or other action as required by Environmental Law or any Governmental Authority.

(d)               If the Borrower or any Credit Party fails to timely take, or to diligently and expeditiously proceed to complete in a timely fashion, any action described in this Section, the Administrative Agent may, after notice to the Borrower, with the consent of the Required Lenders, make advances or payments toward the performance or satisfaction of the same, but shall in no event be under any obligation to do so.  All sums so advanced or paid by the Administrative Agent (including reasonable counsel and consultant and investigation and laboratory fees and expenses, and fines or other penalty payments) and all sums advanced or paid in connection with any judicial or administrative investigation or proceeding relating thereto, will become due and payable from the Borrower ten (10) Business Days after demand, and shall bear interest at the rate for past due interest provided in Section 2.12(c) from the date any such sums are so advanced or paid by the Administrative Agent until the date any such sums are repaid by the Borrower.  Promptly upon request, the Borrower (or the subject Credit Party) will execute and deliver such instruments as the Administrative Agent may deem reasonably necessary to permit the Administrative Agent to take any such action, and as the Administrative Agent may require to secure all sums so advanced or paid by the Administrative Agent.  If a Lien is filed against any Pool Property by any Governmental Authority resulting from the need to expend or the actual expending of monies arising from an action or omission, whether intentional or unintentional, of the Borrower or for which the Borrower is responsible, resulting in the Releasing of any Hazardous Material into the waters or onto land located within or without the State where the Pool Property is located, then the Borrower will, within thirty (30) days from the date that the Borrower is first given notice that such Lien has been placed against the Pool Property (or within such shorter period of time as may be specified by the Administrative Agent if such Governmental Authority has commenced steps to cause the Pool Property to be sold pursuant to such Lien), either (i) pay the claim and remove the Lien, or (ii) furnish a cash deposit, bond or such other security with respect thereto as is satisfactory in all respects to the Administrative Agent and is sufficient to effect a complete discharge of such Lien on the Pool Property.

SECTION 5.12 Appraisals.  The Administrative Agent may, for the purpose of determining the current Appraised Value of the Pool Properties, obtain new Appraisals or an update to existing Appraisals with respect to such property, or any of them, as the Administrative Agent shall determine, (i) at any time while an Event of Default shall be in existence and (ii) in connection with an extension of the Stated Maturity Date pursuant to SECTION 2.19.  The reasonable expense of such Appraisals and/or updates performed pursuant to this Section 5.12 shall be borne by the Borrower and payable to Administrative Agent within ten (10) days of demand; provided that the Administrative Agent may obtain additional Appraisals or updates to existing Appraisals in its sole discretion and at the Lenders’ expense. The Credit Parties shall cooperate with the Administrative Agent in connection with all such Appraisals, including, without limitation, providing the appraiser and other related consultants with reasonable access to the applicable Pool Properties for such purposes.

SECTION 5.13 Pool Properties.

(a)                Removal of Individual Property as a Pool Property.  From time to time during the term of this Agreement following (i) Borrower’s written request (“Release Request”) and (ii) satisfaction of the Release Conditions, the Administrative Agent shall, in each case to the extent applicable, release the subject Pool Property from the calculation of the Borrowing Base Availability (and such Individual Property shall then cease to be a Pool Property) and release the subject Subsidiary Borrower which has no other ownership interest in any of the remaining Pool Properties, from further payment and performance of the Loans; provided, however, any such release by the Administrative Agent shall not be deemed to terminate or release such Pool Property Owner from any obligation or liability under any Loan Document which specifically by its terms survives the said release or the payment in full of the Obligations.  The “Release Conditions” are the following:

(i)                 Borrowing Base Compliance.  The Borrower has delivered a Borrowing Base Certificate reflecting that, after giving effect to the release of the Pool Property and any related prepayment of the Loans pursuant to Section 2.10(e), the Total Credit Exposure will be less than or equal to the Maximum Loan Available Amount and a Compliance Certificate evidencing compliance with Section 5.02 after giving effect to such removal.

(ii)               No Default Upon Release.  No Default shall exist under this Agreement or the other Loan Documents after giving effect to the release of the Pool Property, except for any Default which is cured or remedied by the removal of such Individual Property from being a Pool Property.

(iii)             No Default Prior to Release.  No Event of Default shall exist under this Agreement or the other Loan Documents at the time of the Release Request or after giving effect to the release of the Pool Property, except for any Event of Default which is cured or remedied by the removal of such Individual Property from being a Pool Property.

(iv)             Payment of Fees.  The Borrower shall pay or reimburse the Administrative Agent for all reasonable legal fees and expenses and other reasonable costs and expenses incurred by Administrative Agent in connection with the release.

Any failure of any removal and release requested by the Borrower to meet all of the Release Conditions shall be deemed a rejection of the proposed Release Request and, subject to the other terms and conditions hereof as to whether any Individual Property is a Pool Property, such Pool Property shall remain a Pool Property hereunder.

Provided that no Default or Event of Default has occurred and is continuing, upon the release of a Pool Property as set forth above, Administrative Agent will, at the Borrower’s sole cost and expense, release from the liens and security interests of the Loan Documents such Pool Property and all related Collateral; provided any amounts due under Section 2.10 arising from such release are paid in accordance with the terms thereof.

(b)               Additional Pool Property.  From time to time during the term of this Agreement, following the Borrower’s written request (“Additional Borrowing Base Request”), the Administrative Agent shall initially accept one or more Individual Properties as Pool Properties upon the satisfaction of the following conditions, in a manner reasonably acceptable to the Administrative Agent:

(i)                 The Borrower shall have obtained Preliminary Approval for the addition of such Individual Property.

(ii)               The Borrower (or applicable Credit Party) shall have satisfied all of requirements set forth in the definition of Pool Property as to such Individual Property.

(iii)             The Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate and Compliance Certificate evidencing compliance with Section 5.02 after giving effect to such addition.

(iv)             The Borrower shall have delivered to the Administrative Agent a certification that that (A) the Individual Property is free of any material environmental, structural, architectural, mechanical or title defects and otherwise meets all the requirements of a Pool Property and the representation and warranties made under this Agreement and the other Loan Documents with respect thereto are true and correct in all material respects and (B) each Subsidiary thereof that is required to become a Subsidiary Borrower in connection with such Individual Property being accepted as a Pool Property, has no Indebtedness or liabilities other than trade payables incurred in the ordinary course of business.

(v)               The owner of the Pool Property must have joined in, and assumed all obligations of a “Subsidiary Borrower” under the Loan Documents, all in form and substance satisfactory to the Administrative Agent, including, without limitation, (a) entering into a Joinder Agreement in the form attached hereto as Exhibit F executed by such owner and delivered to the Administrative Agent, and (b) such owner delivering such organizational documents, directors’ or comparable resolutions, secretary’s, incumbency and like certificates, opinions of counsel, such information about such owner as the Administrative Agent may reasonably request (including the information required under Section 9.14 and other customary “know your customer” requirements) to conduct its customary background and internal compliance due diligence, the results of which shall be satisfactory to the Administrative Agent, and other documents as required by the Administrative Agent in connection with such joinder provided the same are consistent with the terms of this Agreement.

(vi)             No less than ten (10) Business Days prior to the proposed date of acceptance of such Individual Property as a Pool Property, Borrower shall have delivered to the Administrative Agent with respect to such Individual Property (a) descriptive information of the Real Property and operating statements, (b) an Appraisal with respect to such Individual Property in form and substance satisfactory to the Administrative Agent and dated not more than ninety (90) days prior to the inclusion of such Individual Property in the Borrowing Base, and (c) the Real Estate Collateral Documents with respect thereto, all of which instruments, documents or agreements shall be in form and substance satisfactory to the Administrative Agent.

(vii)           The Borrower shall pay or reimburse the Administrative Agent for all reasonable legal fees and expenses and other costs and expenses incurred by Administrative Agent in connection with the additional Pool Property.

(viii)         The Administrative Agent shall give the Borrower prompt written notice of its determination with respect to the admission or rejection of any Individual Property as a Pool Property.

(ix)             To the extent that an Individual Property does not meet the requirements to qualify as a Pool Property, as defined, the Borrower may nevertheless request that such Individual Property be included as a Pool Property and the Required Lenders may, in their sole and absolute discretion, agree to the acceptance of such Individual Property as an additional Pool Property.

SECTION 5.14 Further Assurances.  At any time upon the request of the Administrative Agent, Borrower will (or will cause each Credit Party to), promptly and at its expense, execute, acknowledge and deliver such further documents and perform such other acts and things as the Administrative Agent may reasonably request to evidence the Loans made hereunder and interest thereon in accordance with the terms of this Agreement.

SECTION 5.15 Parent Covenants.  Parent will:

(a)                maintain management and Control of Lead Borrower and each Subsidiary Borrower (unless released pursuant to Section 5.13(a);

(b)               conduct substantially all of its operations through the Lead Borrower and one or more of its Subsidiaries; and

(c)                use commercially reasonable efforts to remediate its loss of status as a REIT, and after such remediation, it shall comply with all Legal Requirements to maintain, and, will at all times elect, qualify as and maintain, its status as a REIT.

SECTION 5.16 ECP.  Each Credit Party that is a Qualified ECP Party at the time that any Hedging Agreement becomes effective with respect to any Hedging Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Party”) to honor all of its obligations under such Hedging Agreement in respect of Hedging Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Party’s obligations and undertakings under this Section 5.16 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Party under this Section 5.16 shall remain in full force and effect until the Loans have been repaid in full.  Each Qualified ECP Party intends this Section 5.16 to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Party for all purposes of the Commodity Exchange Act.

SECTION 5.17 Maintenance of Accounts.  The Borrower shall, and shall (subject to any requirements under property-level secured Indebtedness) cause its Subsidiaries, to maintain their depository and operating accounts, including their corporate- and property-level deposit accounts, with KeyBank.

SECTION 5.18 Cash Management.  The Borrower shall take such actions and execute such documents as required by the Administrative Agent so that all revenues from each Pool Property (including, without limitation, any lease termination payments or other similar payments or reimbursements) are paid and deposited into an account maintained with the Administrative Agent within five (5) Business Days of receipt (the “Rent Account”).  Each Rent Account shall be pledged to the Administrative Agent as Collateral.  While any Event of Default has occurred and is continuing, all funds deposited in any Rent Account may, and at the request of the Required Lenders, shall, be blocked and subject to the sole control of the Administrative Agent, and neither the Borrower nor any Subsidiary Borrower shall have any right of withdrawal with respect thereto, and the Administrative Agent may apply all funds on deposit therein to repay the Obligations.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Liens.  The Borrower will not create, incur, assume or permit to exist any Lien on any Pool Property or any direct or indirect Equity Interest in any Pool Property Owner now owned or hereafter acquired by the Borrower, the Parent or any Subsidiaries thereof, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Encumbrances.

SECTION 6.02 Fundamental Changes; Asset Sales.  No Credit Party will, nor will it permit any Subsidiary to:

(a)                merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets or all or substantially all of the Equity Interests of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into, or consolidate with, a Lead Borrower in a transaction in which such Lead Borrower is the surviving entity, (ii)  any Person not a Credit Party may merge into, or consolidate with, any Subsidiary in a transaction in which the surviving entity is a Subsidiary, Borrower or Guarantor, (iii) any Subsidiary not a Credit Party may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iv) any Subsidiary not a Credit Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) any Subsidiary which is a Credit Party may merge into (or consolidate with) or liquidate or dissolve into, any other Subsidiary which is a Credit Party, and (vi) any Subsidiary which is a Credit Party may sell, transfer, lease or otherwise dispose of its assets to Borrower or to any other Subsidiary which is a Credit Party; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.03;

(b)               engage to any material extent in any business other than the ownership, development, operation and management of parking properties and businesses reasonably related thereto, except as allowed by Section 6.03, without the prior written consent of the Required Lenders. For the avoidance of doubt, the Parent shall not materially alter its business plan to acquire and develop or re-develop parking properties; or

(c)                sell, transfer or otherwise dispose of, or refinance, (i) any Pool Property other than pursuant to a bona fide arm’s length sale or refinancing transaction that results in the release of such Pool Property in accordance with Section 5.13(a) or (ii) any other Real Property or material asset other than pursuant to a bona fide arm’s length sale or refinancing transaction in compliance with the financial covenant set forth in SECTION 5.02 and so long as no Default shall then exist or arise therefrom.

SECTION 6.03 Investments, Loans, Advances and Acquisitions.  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness (subject to Section 6.09 below) or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)                Permitted Investments;

(b)               Real Property operated primarily as parking properties or properties intended to be developed or redeveloped into parking properties within 24 months;

(c)                Real Property other than parking properties or properties intended to be developed or redeveloped into parking properties within 24 months so long as the aggregate amount of such investments described in this clause (c) does not exceed five percent (5%) of the Total Asset Value after giving effect to such investments;

(d)               mortgage notes receivable secured by parking properties, so long as the aggregate Value of such notes does not exceed five percent (5%) of Total Asset Value, after giving effect to such investments;

(e)                investments in non-wholly owned direct and indirect subsidiaries so long as the aggregate amount of such investments described in this clause (e) does not exceed ten percent (10%) of the Total Asset Value after giving effect to such investments; and

(f)                mergers, consolidations and other transactions permitted under Section 6.02, so long as same do not cause the Borrower to be in violation of any provision of this Section 6.03.

(g)               Provided (i) the aggregate total value of Investments described in subsections (c) through (e) will not exceed ten percent (10%) of Total Asset Value on a consolidated basis, and (ii) any violation of the foregoing limitations shall not constitute an Event of Default but shall result in the exclusion of the excess value of any Investment in excess of any of the foregoing limitations from the calculation of Total Asset Value.

SECTION 6.04 Hedging Agreements.  The Borrower will not, and will not permit any other Credit Party to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 6.05 Restricted Payments.  The Parent will not, and will not permit any other Credit Party or any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, during any calendar month, any Restricted Payment, except that any of the following Restricted Payments are permitted: (a) after remediation of the Parent’s status as a REIT, provided no Event of Default under SECTION 7.01(a), SECTION 7.01(f), SECTION 7.01(g), or SECTION 7.01(h) and the Obligations have not been accelerated pursuant to SECTION 7.01, Restricted Payments by the Parent in an amount equal to the minimum amount required to maintain its status as a REIT, (b) provided no Default or Event of Default is then in existence, Restricted Payments made by the Parent to its respective equity holders, and (c) Restricted Payments declared and paid ratably by Subsidiaries to the Lead Borrower or Parent with respect to their capital stock or equity interest.

SECTION 6.06 Transactions with Affiliates.  The Borrower will not, and will not permit any other Credit Party or any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower, such Credit Party, or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions in connection with asset or property managers and investment managers that are Affiliates of the Credit Parties on market terms, (c) transactions between or among any Credit Party and its wholly owned Subsidiaries not involving any other Affiliate, and (d) any Restricted Payment permitted by Section 6.05.

SECTION 6.07 Parent Negative Covenants.  Parent will not (a) own any assets other than the Equity Interests of Lead Borrower, any indirect Equity Interests of any Subsidiary and other assets with no more than $10,000,000.00 in value; (b) give or allow any Lien on the Equity Interests of the Lead Borrower; or (c) engage to any material extent in any business other than the ownership, development, operation and management of parking properties and businesses reasonably related thereto.

SECTION 6.08 Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower to create, incur or permit to exist any Lien upon any Pool Property or the Equity Interests in any Pool Property Owner, or (b) the ability of any Subsidiary Borrower to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Lead Borrower or any other Subsidiary Borrower or to Guarantee Indebtedness of the other Borrowers; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Legal Requirement or by this Agreement or as otherwise approved by the Administrative Agent, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary Borrower pending such sale, provided such restrictions and conditions apply only to the Subsidiary Borrower that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.09 Indebtedness.  No Credit Party shall, without the prior written consent of the Administrative Agent, create, incur, assume, guarantee or be or remain liable, contingently or otherwise with respect to any Indebtedness on a recourse or non-recourse basis, except: (a) Indebtedness under this Agreement; (b) Indebtedness under any Hedging Obligations, (c) Indebtedness of the Parent or Lead Borrower in connection with Indebtedness of the Lead Borrower’s Subsidiaries that is permitted hereunder whose recourse is solely for so-called “bad-boy” acts, including without limitation, (i) failure to account for a tenant’s security deposits, if any, for rent or any other payment collected by a borrower from a tenant under the lease or another licensee, all in accordance with the provisions of any applicable loan documents, (ii) fraud or a material misrepresentation made by the Borrower or Guarantor, or the holders of beneficial or ownership interests in the Borrower or Guarantor, in connection with the financing evidenced by the applicable loan documents; (iii) any attempt by  Borrower or Guarantor to divert or otherwise cause to be diverted any amounts payable to the applicable lender in accordance with the applicable loan documents; (iv) the misappropriation or misapplication of any insurance proceeds or condemnation awards relating to the Real Property; (v) voluntary or involuntary bankruptcy by Borrower or Guarantor; (vi) any environmental matter(s) affecting any Real Property which is introduced or caused by Borrower or Guarantor or any holder of a beneficial or ownership interest in Borrower or Guarantor; and (vii) waste; provided that the Credit Parties shall use commercially reasonable efforts to provide that only the Parent shall provide such “bad boy” guaranties; (d) Indebtedness for trade payables and operating expenses incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services; (e) Indebtedness of the Borrower in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.05; (f) Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default; and (g) Indebtedness that is recourse to the Parent (excluding the Obligations) in an amount not to exceed, in the aggregate, ten percent (10%) of the Total Asset Value.

SECTION 6.10 Management Fees.  At any time that any Default or Event of Default exists under this Agreement or any other Loan Document, then in any of such event(s), no Credit Party may pay any management, property, asset or similar fees to any other Credit Party or to any Subsidiary or Affiliate thereof.  All such parties shall, upon Administrative Agent’s request, execute subordination agreements in form and substance acceptable to the Administrative Agent with respect to such fees.  Without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, no Credit Party will amend, modify or waive any material provisions of a management or advisory agreement with an Affiliate of a Credit Party or enter into a new management or advisory agreement with any Affiliate of a Credit Party.

SECTION 6.11 Leases.

(a)                No Credit Party will, nor will it permit any of its Subsidiaries to, lease or sublease all or any portion of any Pool Property except pursuant to an Approved Lease.  Without the prior written consent in each instance of Administrative Agent not to be unreasonably withheld, conditioned or delayed: (i) no existing Lease of (x) the parking space at any Pool Property or (y) other rentable space at any Pool Property that generates more than 10% of the gross revenue of such Pool Property (each such Lease, a “Major Lease”) shall be terminated, (ii) no such existing Major Lease shall be modified or amended in any material respect, and (iii) no new Major Lease shall be entered into.  Administrative Agent and each of the Lenders shall be provided with a full and complete copy of each proposed Major Lease and any amendment or modification thereof.  Any Major Lease, or modification or amendment thereof, which has been so approved by Administrative Agent, and any lease, or modification or amendment of lease which does not require Administrative Agent’s approval under this Section (including any lease that is not a Major Lease), shall be an “Approved Lease”.

(b)               Any request by Borrower for an approval with respect to leasing matters shall be accompanied, at a minimum, by the following: (i) the proposed Lease or amendment or modification thereof complete with all applicable schedules and exhibits; (ii) a complete copy of any proposed guaranty; (iii) if available, comprehensive financial information with respect to the proposed tenant, sub-tenant or assignee and, if applicable, the proposed guarantor (as to new leases or amendments or modifications to existing leases involving material economic changes, and as to proposed sub-lets or assignments); (iv) a brief written summary of the proposed permitted uses and a discussion of how such uses relate to other tenancies then existing at the Property; (v) an executive summary of the terms and conditions of the proposed Lease, sub-Lease or assignment, and, if applicable, the proposed guaranty; and (vi) an executive summary of the facts and conditions relating to any proposed termination of Lease.

(c)                The Administrative Agent shall act on requests from Borrower for any approval under Section 6.11(a) in a commercially reasonable manner and shall use commercially reasonable efforts to respond to any such request within ten (10) Business Days following Administrative Agent’s or Lenders’ receipt thereof.  Administrative Agent’s response may consist of an approval or disapproval of the request, or a conditional approval thereof subject to specified conditions, or a request for further data or information, or any combination thereof.  In order to expedite the processing of requests for such approvals, Borrower agrees to provide Administrative Agent and each of the Lenders with as much advance information as is possible in a commercially reasonable manner in advance of Borrower’s formal request for an approval.

SECTION 6.12 Amendment to Organizational Documents; Ground Leases.  Without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, no Credit Party will amend, modify or waive any rights under its certificate of incorporation, bylaws or other organizational documents in any manner, except: (a) modifications necessary to clarify existing provisions of such organizational documents; (b) modifications which would not have a Material Adverse Effect, and (c) modifications in connection with mergers, consolidations, investments and other transactions not otherwise prohibited by the other provisions of this Agreement.    Without the prior consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed), no Credit Party will surrender the leasehold estate created by any applicable Eligible Ground Lease (accepted by the Administrative Agent) respecting a Pool Property or terminate or cancel any such Eligible Ground Lease or materially modify, change, supplement, alter, or amend any such Eligible Ground Lease, either orally or in writing.

SECTION 6.13 Sanctions.  No Credit Party shall permit the proceeds of any Loan:   (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business of any Sanctioned Person or any Person located, organized, formed, incorporated or residing in any Designated Jurisdiction or who is the subject of any Sanctions; (c) in any other manner that will result in any material violation by any Person (including any Lender or Administrative Agent) of any Sanctions; or (d) to be used in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

SECTION 6.14 Pool Properties.  The Borrower shall not, directly or indirectly:

(a)                use or occupy or conduct any activity on, or knowingly permit the use or occupancy of or the conduct of any activity on any Pool Properties by any tenant, in any manner which violates any Legal Requirement or which constitutes a public or private nuisance in any manner which would have a Material Adverse Effect or which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with Section 5.06 commercially unreasonable (including by way of increased premium);

(b)               without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), except in connection with any construction, development or redevelopment of any real estate, initiate or permit any zoning reclassification of any Pool Property or seek any variance under existing zoning ordinances applicable to any Pool Property or in any event use or knowingly permit the use of any Pool Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Legal Requirement if such nonconforming use would reasonably be expected to have a Material Adverse Effect;

(c)                without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), except in connection with any construction, development or redevelopment of any real estate, (i) impose any material easement, restrictive covenant, or encumbrance upon any Pool Property, other than the easements entered into the ordinary course of business and that would customarily be agreed to by a reasonably prudent land owner, (ii) execute or file any subdivision plat or condominium declaration affecting any Pool Property, or (iii) consent to the annexation of any Pool Property to any municipality;

(d)               subject to any prior grants or transfer of mineral rights, without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld, conditioned or delayed), take any affirmative action to permit any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of any Pool Property regardless of the depth thereof or the method of mining or extraction thereof;

(e)                grant any Person any right of first refusal, right of first offer or other option to acquire a Pool Property or any Building thereon or any portion thereof or interest therein (provided that this SECTION 6.14(e) shall not prohibit a Borrower from entering into a contract to sell a Pool Property in the ordinary course of business); or

(f)                without the prior consent of the Required Lenders (which consent shall not be unreasonably withheld, conditioned or delayed), unless in connection with the release of any Pool Property or the acquisition of the fee interest in the related real estate, surrender the leasehold estate created by any applicable Ground Lease (accepted by the Agent) respecting a Pool Property or terminate or cancel any such Ground Lease or materially modify, change, supplement, alter, or amend any such Ground Lease, either orally or in writing.

ARTICLE VII

  Events of Default

SECTION 7.01 Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)                the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)               any Credit Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of over five Business Days (such five Business Day period commencing after written notice from the Administrative Agent as to any such failure to pay);

(c)                any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)               the Borrower or any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Article V or VI other than Sections 5.04, 5.05, 5.06, 5.07(a), 5.08, 5.11 and 5.14;

(e)                any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of over 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) and if such default is not curable within thirty (30) days and the Credit Party is diligently pursuing cure of same, the cure period may be extended for 30 days (for a total of 60 days after the original notice from the Administrative Agent) upon written request from the Borrower to the Administrative Agent;

(f)                an involuntary proceeding shall be commenced or an involuntary petition shall be filed (in each instance, other than by the Lender(s)) seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or any Subsidiary of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Subsidiary of the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)               any Credit Party or any Subsidiary of the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h)               any Credit Party or any Subsidiary of the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(i)                 one or more (i) judgments for the payment of money in an aggregate amount in excess of $1,000,000 or (ii) non-monetary final judgments against any Credit Party or Subsidiary that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Credit Party, any Subsidiary of the Borrower or any combination thereof and, in each case, the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Person to enforce any such judgment;

(j)                 an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000;

(k)               the Guaranty of the Obligations and the Hedging Obligations by the Guarantors shall for any reason terminate or cease to be in full force and effect;

(l)                 any Credit Party shall default under any Material Contract and such default shall continue unremedied for a period of over 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) and if such default is not curable within thirty (30) days and the Credit Party is diligently pursuing cure of same, the cure period may be extended for 30 days (for a total of 60 days after the original notice from the Administrative Agent) upon written request from the Borrower to the Administrative Agent, provided further such cure period shall terminate in the event any such Material Contract shall be terminated as a result of such default;

(m)             any Credit Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document;

(n)               any provision of any Loan Document with respect to the Collateral shall for any reason cease to be valid and binding on, enforceable against, any Credit Party resulting in a Material Adverse Effect, or any lien created under any Loan Document ceases to be a valid and perfected first priority lien in any of the Collateral purported to be covered thereby;

(o)               a Change in Control shall occur; or

(p)               the Borrower, any Guarantor or any Subsidiary thereof defaults under (i) any Recourse Indebtedness in an aggregate amount equal to or greater than $25,000,000 at any time, or (ii) any Non-Recourse Indebtedness in an aggregate amount equal to or greater than $50,000,000 at any time.

Then, and in every such event (other than an event described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take some or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans and all other Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and all other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) exercise any other rights or remedies provided under this Agreement or any other Loan Document, or any other right or remedy available by law or equity; and in case of any event described in clause (f) or (g) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02 Performance by Administrative Agent.  Should any Credit Party fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, and such failure continues beyond any applicable cure period, Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person.  In such event, each Credit Party shall, at the request of Administrative Agent promptly pay any amount expended by Administrative Agent in such performance or attempted performance to Administrative Agent at Administrative Agent’s office, together with interest thereon at the Default Rate from the date of such request until paid.  Notwithstanding the foregoing, it is expressly understood that neither Administrative Agent nor Lenders assume any liability or responsibility for the performance of any duties of any Credit Party, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of any Credit Party, or any related Person, nor by any such action shall Administrative Agent or Lenders be deemed to create a partnership arrangement with any Credit Party or any related Person.

SECTION 7.03 Application of Funds.  In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of Credit Parties, shall, subject to the provisions of Section 2.06 and Section 2.07, be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Section 2.11, Section 2.12, or Section 2.13) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Section 2.11, Section 2.12, or Section 2.13), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Hedging Obligations, ratably among the Lenders and Lender Hedge Providers, respectively, in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to Borrower or as otherwise required by Law.

SECTION 7.04 Remedies in Respect of Hedge Obligations.  Notwithstanding any other provision of this Agreement or other Loan Document, each Lender Hedge Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Lender Hedge Provider under contract or other Legal Requirements, to undertake any of the following:  (a)  to declare an event of default, termination event or other similar event under any Hedging Obligation and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Hedging Agreements to which it is a party in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Lender Hedge Provider and (d) to prosecute any legal action against the Borrower, any Credit Party or other Subsidiary to enforce or collect net amounts owing to such Lender Hedge Provider pursuant to any Hedging Agreement.

No Lender Hedge Provider that obtains the benefits of Section 7.05 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Hedging Agreements with respect to Hedging Obligations unless the Administrative Agent has received written notice of such Hedging Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender Hedge Provider.

ARTICLE VIII

  The Administrative Agent

SECTION 8.01 General. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  In the event of conflicting instructions or notices given to the Borrower by the Administrative Agent and any Lender, the Borrower is hereby directed and shall rely conclusively on the instruction or notice given by the Administrative Agent.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default (other than a payment Default) unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.   The Administrative Agent agrees that, in fulfilling its duties hereunder, it will use the same standard of care it utilizes in servicing loans for its own account.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower, and may be removed by the Required Lenders in the event of the Administrative Agent’s gross negligence or willful misconduct.  Upon any such resignation or removal, the Required Lenders shall have the right, with the approval of Borrower (provided no Default has occurred and is continuing), which approval shall not be unreasonably withheld, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or is removed, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a Lender, or a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent for its own behalf shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.  The Administrative Agent shall cooperate with any successor Administrative Agent in fulfilling its duties hereunder.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.  Administrative Agent agrees to provide the Lenders with copies of all material documents and certificates received by the Administrative Agent from Borrower in connection with the Loans.

The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

SECTION 8.02 Administrative Agent May File Proof of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Credit Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Section 2.11, Section 2.12, or Section 2.13 and otherwise hereunder) allowed in such judicial proceeding; and

(b)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.03 Collateral Matters. Without limiting the provisions of Section 8.02, Lenders irrevocably authorize Administrative Agent, at its option and in its discretion to release any Lien on any property granted to or held by Administrative Agent under any Loan Document: (a) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations); or (b) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document; or (c) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders.  Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 8.03.

SECTION 8.04 Certain ERISA Matters. (a) Each Lender represents and warrants, as of the date such Person became a Lender party hereto, to, and covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)                 such Lender is not using Plan Assets with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, this Agreement or other transactions contemplated under the Loan Documents;

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)             such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)               In addition, unless either sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further represents and warrants, as of the date such Person became a Lender party hereto, to, and covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, this Agreement and other transactions contemplated under the Loan Documents (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 8.05 Erroneous Payments.

(a)                If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf)  (any such funds, whether  transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.05 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)               Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)                 it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)               such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.05.

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.05(b)  shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.05(a) or on whether or not an Erroneous Payment has been made.

(c)                Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)               (i) Notwithstanding anything contained in Section 8.05, in the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform approved by Administrative Agent as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender  shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(i)                 Subject to Section 9.04  (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)                The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party; provided that this Section 8.05  shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)                To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 8.05 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE IX

  Miscellaneous

SECTION 9.01 Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)                if to the Borrower, to

MOBILE INFRASTRUCTURE CORPORATION

250 E. 5th Street

Suite 2110

Cincinnati, OH 45202

Attn.:  Manuel Chavez, Chief Executive Officer

With a copy to:

KEATING MUETHING & KLEKAMP PLL

One East Fourth Street, Suite 1400

Cincinnati, OH 45202

Attention:        Dan Utt, Esquire

Telephone:       (513) 579-6564

Email:              dutt@kmklaw.com

if to the Administrative Agent, to

KeyBank, National Association

225 Franklin Street, 16th Floor

Boston, MA 02110

Attention:  Christopher T. Neil,

Telephone No.: (617) 385-6202

E-mail: christopher_t_neil@keybank.com

With a copy to:

Riemer & Braunstein LLP

100 Cambridge Street, 22nd Floor

Boston, Massachusetts  02114

Attn: Saúl De La Guardia, Esquire

Telephone No.: 617-880-3533

Fax No.: 617-692-3533

E-mail: sdelaguardia@riemerlaw.com

(b)               if to any other Lender, to it at its address (or telecopy number) set forth on the signature pages of this Agreement, or as provided to Borrower in writing by the Administrative Agent or the Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received (or if such day is not a Business Day, on the next Business Day); (ii) if given by mail (return receipt requested), on the earlier of receipt or three (3) Business Days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid; or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

Documents and notices required to be delivered to the Lenders pursuant to this Agreement may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent).  Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.  Notwithstanding the foregoing, no document shall be deemed to have been electronically delivered to the Administrative Agent or to any Lender unless such Internet or intranet website is set up to automatically deliver notice of postings thereon to the email address(es) that the Administrative Agent or such Lender may specify.

Borrower hereby acknowledges that (a) Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Borrower and the other Credit Parties hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Parent, Borrower or their Affiliates, or the respective Equity Interests of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ Equity Interests.  The Parent and Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent and Borrower shall be deemed to have authorized Administrative Agent, Lead Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent or Borrower or their Equity Interests for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information (as defined in Section 9.12), they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.  Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its Equity Interests for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) resulting therefrom. Similarly, each Lender acknowledges that the Credit Parties do not control the posting to, or operation of, the Platform.  Accordingly, the obligation of any Credit Parties under this Article are solely to identify and properly mark materials as “PUBLIC” where applicable.

SECTION 9.02 Waivers; Amendments.

(a)                No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)               Neither this Agreement nor any provision hereof may be waived, amended or modified, nor may any Event of Default be waived  except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or reduce (except in accordance with Section 2.08(b)) the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any Credit Party from its obligations under the Loan Documents or, release of any Collateral, except as specifically provided for herein, without the written consent of each Lender, (vii) subordinate the Loans or any Collateral without the written consent of each Lender, (viii) waive or modify any conditions of extending the Loans set forth in Section 2.20 without the written consent of each Lender affected thereby, or (ix) consent to the Collateral securing any other Indebtedness without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

(c)                There shall be no amendment, modification or waiver of Article VIII or any other provision in the Loan Documents that affects the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents without the written consent of the Administrative Agent.

(d)               Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e)                Notwithstanding any provision of this Agreement to the contrary none of the Lenders or the Borrower will be required to execute assumption or amendment documents to add a Person as a Subsidiary Borrower.  If Real Property assets are added to the Pool Properties in accordance with this Agreement and the Pool Property Owner (and/or any other Subsidiary required to become a Subsidiary Borrower pursuant to the definition thereof) is not already a Subsidiary Borrower, then (i) such Pool Property Owner and/or other Subsidiary shall be added as a Subsidiary Borrower as required by Section 5.13 pursuant to a Joinder Agreement in the form attached hereto as Exhibit F executed by such owner and delivered to the Administrative Agent, and (ii) the ownership interests in such Pool Property Owner shall be pledged by Borrower as required by Section 5.13.

(f)                Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above:  (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein; and (2) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.  Administrative Agent may, after consultation with Borrower, agree to the modification of any term of this Agreement or any other Loan Document to correct any printing, stenographic or clerical errors or omissions that are inconsistent with the terms hereof.

(g)               If Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by Administrative Agent, as the case may be, such Lender shall be deemed to have given its consent to the request.

(h)               Notwithstanding anything to the contrary in this Section, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not materially adversely affect the interests of the Lenders.  Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.  The Administrative Agent shall provide a copy of each such amendment to the Lenders promptly after execution thereof.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a)                The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during  any waivers, workout, restructuring or negotiations in respect of such Loans.

(b)               The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee as determined by a court of law in a final non-appealable judgment, or the failure of the Indemnitee to make advances pursuant to its Commitment in breach of its obligations hereunder.

(c)                To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)               To the extent permitted by applicable law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof. Neither Borrower nor any Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by Borrower or such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of Borrower or such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                All amounts due under this Section shall be payable not later than ten days after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a)                The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to a natural Person, any Credit Party or any Affiliate or Subsidiary of any Credit Party) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)             the Lead Borrower, provided that (i) no consent of the Lead Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other assignee, and (ii) such consent shall be deemed granted unless the Lead Borrower objects within five (5) Business Days of a receipt of written notice of the proposed assignment; and

(B)              the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

Provided, no consent of the Lead Borrower or the Administrative Agent shall be required in connection with any assignment to an entity acquiring, or merging with, a Lender.

            (ii)  Assignments shall be subject to the following additional conditions:

(A)             except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000.00 unless each of the Lead Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Lead Borrower shall be required if a Default has occurred and is continuing and such consent shall not be unreasonably withheld;

(B)              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(C)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00; and

(D)             No such assignment shall be made: (1) to a Credit Party or any Affiliate or Subsidiary of any Credit Party; (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2); or (3) to a natural person;

(E)              the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(F)               In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 9.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, except in the case of a Participant asserting any right of set-off pursuant to Section 9.08, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)               A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(e)                Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival.  All covenants, agreements, representations and warranties made by the Borrower and each other Credit Party herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Joint and Several.

(a)                This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)               This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(c)                Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(d)               Each Person constituting the general partner of Borrower shall be bound jointly and severally with one another to make, keep, observe and perform the representations, warranties, covenants, agreements, obligations and liabilities imposed by this Agreement and the other Loan Documents upon the “Borrower.”

(e)                The Borrower agrees that it shall never be entitled to be subrogated to any of the Administrative Agent’s or any Lender’s rights against any Credit Party or other Person or any collateral or offset rights held by the Administrative Agent or the Lenders for payment of the Loans until the full and final payment of the Loans and all other obligations incurred under the Loan Documents and final termination of the Lenders’ obligations, if any, to make further advances under this Agreement or to provide any other financial accommodations to any Credit Party.

SECTION 9.07 Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized, upon the prior consent of the Administrative Agent or the Required Lenders,  at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits of Borrower (general or special, time or demand, provisional or final, but excluding any funds held by the Borrower on behalf of tenants or other third parties) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Secured Parties, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a)                This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)               Notwithstanding the foregoing choice of law:

(i)                 matters relating to the creation, perfection, priority and enforcement of the liens on and security interests in a Pool Property or other assets situated in another jurisdiction(s), including by way of illustration, but not in limitation, actions for foreclosure, for injunctive relief, or for the appointment of a receiver, shall be governed by the laws of such state;

(ii)               Administrative Agent shall comply with applicable law in such state to the extent required by the law of such jurisdiction(s) in connection with the foreclosure of the security interests and liens created under the Mortgages or exercising any rights with respect to the Real Property directly, and the other Loan Documents with respect to the Real Property or other assets situated in another jurisdiction; and

(iii)             provisions of Federal law and the law of such other jurisdiction(s) shall apply in defining the terms Hazardous Materials, Environmental Laws and Legal Requirements applicable to the Real Property as such terms are used in this Loan Agreement, the Environmental Indemnity and the other Loan Documents.

(c)                The Borrower and each other Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state and federal courts in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(d)               The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)                Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, to the extent necessary to exercise such remedies or enforce such rights, (f) subject to an agreement containing provisions substantially the same as those of this Section and an undertaking of any prospective assignee or Participant to destroy or return all Information if it elects not to become an assignee or Participant, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, (h)  to any Person in connection with any Hedging Agreement, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower, or (j) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates.  For the purposes of this Section, “Information” means all information received from any Credit Party relating to the Credit Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 Interest Rate Limitation.  If at any time there exists a maximum rate of interest which may be contracted for, charged, taken, received or reserved by the Lenders in accordance with applicable law (the “Maximum Rate”), then notwithstanding anything herein to the contrary, at any time the interest applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed such Maximum Rate, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been paid in respect of such Loan but were not payable as result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lenders in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lenders.  If, for any reason whatsoever, the Charges paid or received on the Loans produces a rate which exceeds the Maximum Rate, the Lenders shall credit against the principal of the Loans (or, if such indebtedness shall have been paid in full, shall refund to the payor of such Charges) such portion of said Charges as shall be necessary to cause the interest paid on the Loans to produce a rate equal to the Maximum Rate.  All sums paid or agreed to be paid to the holders of the Loans for the use, forbearance or detention of the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Agreement, so that the interest rate is uniform throughout the full term of this Agreement.  The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between the parties hereto.  Without notice to the Borrower or any other person or entity, the Maximum Rate, if any, shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

SECTION 9.14 USA PATRIOT Act.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act.  Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering  Laws, rules and regulations, including the Patriot Act.

SECTION 9.15 Fiduciary Duty/No Conflicts. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.  Each Credit Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other.  The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting hereunder solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto in its capacity as a Lender.

SECTION 9.16 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 9.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)               the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

SECTION 9.18 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for swap contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States). In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any QFC Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C.  1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C.  5390(c)(8)(D).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

LEAD BORROWER:

MOBILE INFRA OPERATING PARTNERSHIP,

L.P.,

a Maryland limited partnership

By:      MOBILE INFRASTRUCTURE

            CORPORATION, a Maryland corporation,

             its General Partner

By:       /s/ Manuel Chavez__________

             Name:  Manuel Chavez

            Title:    Chief Executive Officer

 [Signature Page to Credit Agreement]

Parent joins in the execution of this Agreement to evidence its agreement to the provisions of Sections 5.01, 5.15, 6.05 and 6.07 of this Agreement.

MOBILE INFRASTRUCTURE CORPORATION, a Maryland corporation By: /s/ Manuel Chavez Name: Manuel Chavez Title: Chief Executive Officer

 [Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT KEYBANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender By: /s/ Christopher T. Neil Name: Christopher T. Neil Title: Senior Banker

[Signature Page to Credit Agreement]